SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

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Notes:

Ashland Inc.
50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391

December 10, 2015

Dear Ashland Inc. Shareholder:

On behalf of your Board of Directors and management, I am pleased to invite you to the 2016 Annual Meeting of Shareholders of Ashland Inc. The meeting will be held on Thursday, January 28, 2016, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, KY 41011.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have elected, where possible, to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our shareholders’ access to important information about Ashland.

Whether or not you plan to attend the meeting, we encourage you to vote promptly.

We appreciate your continued confidence in Ashland and look forward to seeing you at the meeting.

Sincerely,

William A. Wulfsohn

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

Ashland Inc., a Kentucky corporation, will hold its Annual Meeting of Shareholders on Thursday, January 28, 2016, at 10:30 a.m. (EST) at the following location and for the purposes listed below:

Where:	Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, KY 41011

Items of Business:

(1)    To elect seven directors: Brendan M. Cummins, Roger W. Hale, Vada O. Manager, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal and Michael J. Ward to the Board of Directors to serve for a one-year term and until their successors are duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2016;

(3)    To vote upon a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

(4) To consider any other business properly brought before the Annual Meeting.

Who Can Vote:	Only shareholders of record at the close of business on December 1, 2015 are entitled to vote at the Annual Meeting or any adjournment of that meeting.

You can vote in one of several ways:
Visit the website listed on your proxy card or notice to vote VIA THE INTERNET
Call the telephone number specified on your proxy card or the website listed on your Notice to vote BY TELEPHONE
If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

If you are a participant in the Ashland Inc. Employee Savings Plan (the “Employee Savings Plan”), the Ashland Inc. Leveraged Employee Stock Ownership Plan (the “LESOP”), the Ashland Inc. Employee Union Savings Plan (the “Union Plan”) or the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”), your vote will constitute voting instructions to Fidelity Management Trust Company, who serves as trustee of all four of these plans (the “Trustee”), for the shares held in your account.

If you are a participant in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan, then our proxy tabulator, Corporate Election Services or its agent, must receive all voting instructions, whether given by telephone, over the Internet or by mail, before 6:00 a.m. (EST) on Tuesday, January 26, 2016.

By Order of the Board of Directors,

PETER J. GANZ

Senior Vice President, General Counsel and

Secretary, and Chief Compliance Officer

Covington, Kentucky

December 10, 2015

PROXY STATEMENT

ASHLAND INC.

Annual Meeting on January 28, 2016

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What am I voting on?

A:	(1)

Election of seven directors: Brendan M. Cummins, Roger W. Hale, Vada O. Manager, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal and Michael J. Ward to the Board of Directors to serve for a one-year term and until their successors are duly elected and qualified;

	(2)	Ratification of Ernst & Young LLP (“EY”) as Ashland’s independent registered public accountants for fiscal 2016; and

	(3)

A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Q:	Who may vote at the Annual Meeting?

A:

Shareholders of Ashland Inc. (“Ashland” or the “Company”) at the close of business on December 1, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were 63,223,174 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:

All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	Why did I receive the Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Notice of Annual Meeting of Shareholders and Proxy Statement, together with our 2015 Annual Report to Shareholders, by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they have specifically requested them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to shareholders starting on or around December 10, 2015.

Q:	How do I access the proxy materials?

A:

The Notice will provide you with instructions regarding how to view Ashland’s proxy materials for the Annual Meeting and the 2015 Annual Report to Shareholders on the Internet. The Notice also instructs you on how you may submit your vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	What shares are included on the proxy card?

A:

Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan. Additionally, your proxy card includes shares you hold in the dividend reinvestment plan (the “DRP”) administered by Wells Fargo Bank, National Association (“Wells Fargo”) for investors in Ashland Common Stock. If your shares are held through a broker, bank or other nominee, you will receive either a voting instruction form or a proxy card from the broker, bank or other nominee instructing you on how to vote your shares.

Q:	How do I vote if I am a registered holder or I own shares through a broker, bank or other nominee?

A:

If you are a registered shareholder as of the Record Date, you can vote (i) by attending the Annual Meeting, (ii) by following the instructions on the Notice or proxy card for voting by telephone or Internet or (iii) by signing, dating and mailing in your proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, William A. Wulfsohn or Peter J. Ganz, as individuals named on the proxy card, will vote (i) FOR the election of the seven director nominees, (ii) FOR the ratification of EY and (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by Wells Fargo, the plan sponsor and administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan, the LESOP, the Union Plan and the ISP Plan vote?

A:

Each participant in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan will instruct the Trustee on how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts for which voting instructions are not timely received by the Trustee. These shares are collectively referred to as non-directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by our proxy tabulator, Corporate Election Services (“CES”), before 6:00 a.m. (EST) on Tuesday, January 26, 2016.

Q:	Can a plan participant vote the non-directed shares differently from shares credited to his or her account?

A:

Yes, provided that you are a participant in the Employee Savings Plan or the LESOP. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the non-directed shares differently from the shares credited to his or her account or who wishes not to vote the non-directed shares at all may do so by requesting a separate voting instruction card from CES at Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Participants in the Union Plan and the ISP Plan, however, cannot direct that the non-directed shares be voted differently from the shares in their accounts.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:

Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing, (b) returning a later-dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan must be received by our proxy tabulator, CES, before 6:00 a.m. (EST) on Tuesday, January 26, 2016.

Q:	Who will count the vote?

A:	Representatives of CES will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What constitutes a quorum?

A:

As of the Record Date, 63,223,174 shares of Ashland Common Stock were outstanding and entitled to vote. A majority of the shares issued and outstanding and entitled to be voted thereat must be present in person or by proxy to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote.

Q:	What vote is required for approval of each matter to be considered at the Annual Meeting?

A:	(1)

Election of directors —Under Article XII of Ashland’s Articles of Incorporation, as amended (“Articles”), the affirmative vote of a majority of votes cast with respect to each director nominee is required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

	(2)	Ratification of independent registered public accountants —The appointment of EY will be deemed ratified if votes cast in its favor exceed votes cast against it.

	(3)

Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers —The non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, will be approved if the votes cast in its favor exceed the votes cast against it.

Q:	How will broker non-votes be treated?

A:

Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a matter proposed at the Annual Meeting passes.

Q:	Where can I find the voting results of the meeting?

A:

We intend to announce preliminary voting results at the Annual Meeting. We will report the final results on a Current Report on Form 8-K filed with the SEC no later than Wednesday, February 3, 2016. You can obtain a copy of the Form 8-K from our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room or through the SEC’s EDGAR system at http://www.sec.gov.

Important Notice regarding the availability of Proxy Materials for the

Annual Meeting to be held on January 28, 2016.

This Proxy Statement and Ashland’s 2015 Annual Report to Shareholders are available at www.ashland.com/proxy.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership	Percent of Class of Common Stock*
T. Rowe Price Associates, Inc.	11,293,055 (1)	16.91%
100 East Pratt Street Baltimore, Maryland 21202

FMR LLC	4,937,505 (2)	7.39%
245 Summer Street Boston, Massachusetts 02210

BlackRock Inc.	4,680,432 (3)	7.01%
55 East 52nd Street New York, New York 10022

The Vanguard Group	4,277,030 (4)	6.40%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

*	Based on 66,792,600 shares of Ashland Common Stock outstanding as of September 30, 2015.

(1)

Based upon information contained in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC on October 13, 2015, T. Rowe Price beneficially owned 11,293,055 shares of Ashland Common Stock as of September 30, 2015, with sole voting power over 3,478,931 shares, shared voting power over no shares, sole dispositive power over 11,293,055 shares and shared dispositive power over no shares.

(2)

Based upon information contained in the Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 13, 2015, FMR beneficially owned 4,937,505 shares of Ashland Common Stock as of December 31, 2014, with sole voting power over 2,900,093 shares, shared voting power over no shares, sole dispositive power over 4,937,505 shares and shared dispositive power over no shares. FMR reported its beneficial ownership on behalf of itself and its direct and indirect subsidiaries and affiliates as follows: Fidelity Management & Research Company; Pyramis Global Advisors Trust Company; Pyramis Global Advisors, LLC; and Strategic Advisers, Inc.

(3)

Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2015, BlackRock beneficially owned 4,680,432 shares of Ashland Common Stock as of December 31, 2014, with sole voting power over 4,269,412 shares, shared voting power over no shares, sole dispositive power over 4,680,432 shares and shared dispositive power over no shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Capital Management; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd; and BlackRock Life Limited.

(4)

Based upon information contained in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2015, Vanguard beneficially owned 4,277,030 shares of Ashland Common Stock as of December 31, 2014, with sole voting power over 63,415 shares, shared voting power over no shares, sole dispositive power over 4,219,415 shares and shared dispositive power over 57,615 shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows as of October 31, 2015, the beneficial ownership of Ashland Common Stock by each Ashland director and each Ashland executive officer named in the Summary Compensation Table on page 47 of this proxy statement and the beneficial ownership of Ashland Common Stock by the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned

William A. Wulfsohn	61,176	(4)
J. Kevin Willis	49,859	(1)(2)(3)(4)
Peter J. Ganz	32,719	(3)(4)
Luis Fernandez-Moreno	49,586	(3)(4)
Samuel J. Mitchell, Jr.	82,576	(1)(2)(3)(4)
Brendan M. Cummins	5,434	(2)
Roger W. Hale	38,291	(2)(5)(6)
Stephen F. Kirk	2,545	(2)(5)
Vada O. Manager	26,428	(2)(5)
Barry W. Perry	26,769	(2)(5)
Mark C. Rohr	29,612	(2)(5)
George A. Schaefer, Jr.	32,442	(2)(3)(5)
Janice J. Teal	3,867	(2)(5)
Michael J. Ward	63,322	(2)(5)
All directors and executive officers as a group (17 people)	535,970	(1)(2)(3)(4)(5)(6)

As of October 31, 2015, there were 66,805,186 shares of Ashland Common Stock outstanding. None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of October 31, 2015. All directors and executive officers as a group owned 535,970 shares of Ashland Common Stock, which equaled 0.8% of the Ashland Common Stock outstanding as of October 31, 2015. Shares deemed to be beneficially owned are included in the number of shares of Ashland Common Stock outstanding on October 31, 2015, for computing the percentage ownership of the applicable person and the group, but shares are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)

Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers: as to Mr. Willis, 15,935 shares; as to Mr. Mitchell, 1,885 shares; and as to all executive officers as a group, 19,833 shares. Participants can vote the Employee Savings Plan and the LESOP shares.

(2)

Includes common stock units and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s non-qualified deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the non-qualified deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. Willis, 14,933 units; as to Mr. Mitchell, 34,030 units; as to Mr. Hale, 36,162 units; as to Mr. Kirk, 1,087 units; as to Mr. Manager, 23,976 units; as to Mr. Perry, 25,769 units; as to Mr. Rohr, 23,612 units; as to Mr. Schaefer, 25,769 units; as to Dr. Teal, 2,867 units; as to Mr. Ward, 62,322 units; and as to all directors and executive officers as a group, 250,527 units. Mr. Cummins, as a non-U.S. resident, is not eligible to defer U.S.-based compensation and therefore holds 5,434 restricted stock units directly and not through the Directors’ Deferral Plan.

(3)

Includes shares of Ashland Common Stock with respect to which the directors and executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2015, through the exercise of stock options or stock appreciation rights (“SARs”): as to Mr. Willis, 3,885 shares through SARs; as to Mr. Ganz, 8,201 shares through SARs; as to Mr. Fernandez-Moreno, 1,953 shares through SARs; as to Mr. Mitchell, 19,591 shares through SARs; as to Mr. Schaefer, 2,937 shares through options; and as to all directors and executive officers as a group, 2,937 shares through options and 40,984 shares through SARs. All unexercised options in this table are reported as gross shares. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape on October 31, 2015. All SARs are stock settled and are not issued in tandem with an option.

(4)

Includes restricted shares of Ashland Common Stock; as to Mr. Wulfsohn, 61,176 shares; as to Mr. Willis, 14,991 shares; as to Mr. Ganz, 10,704 shares; as to Mr. Fernandez-Moreno, 46,362 shares; as to Mr. Mitchell, 10,604 shares; and as to all executive officers as a group, 152,192 shares.

(5)

Includes 1,000 restricted shares of Ashland Common Stock for each of the non-employee directors, except for Mr. Cummins who received 1,000 restricted stock units in lieu of 1,000 restricted shares (discussed in footnote 2 above).

(6)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

PROPOSAL ONE - ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Board of Directors

Ashland is in the process of declassifying its Board, which is currently made up of ten directors and previously had three classes, each with a three-year term. As each class term expires on a rolling basis, directors will be elected for a one-year term only. At the 2017 Annual Meeting, all directors will be up for election for a one-year term. The seven individuals nominated for election as directors at the 2016 Annual Meeting are Brendan M. Cummins, Roger W. Hale, Vada O. Manager, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal and Michael J. Ward. The nominees will be elected to serve a one-year term until the 2017 Annual Meeting and will hold office until their successors are elected and qualified. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all seven nominees will be available to serve as directors upon election and recommends that shareholders vote for them at the Annual Meeting.

Under the Corporate Governance Guidelines, Mr. Hale would have been required to retire at the upcoming meeting of shareholders due to his reaching the age of 72. At the September 15, 2015, Board meeting, the independent directors, which include all members of the G&N Committee, determined that Mr. Hale’s continued service was in the best interest of the shareholders and requested that Mr. Hale continue his service as a director in accordance with Section VI (1) of the Corporate Governance Guidelines. Mr. Hale agreed, and he has been nominated for election at the 2016 Annual Meeting.

On January 1, 2015, William A. Wulfsohn joined Ashland as its Chairman and Chief Executive Officer, succeeding James J. O’Brien, the former Chairman and Chief Executive Officer. As Mr. O’Brien’s successor, Mr. Wulfsohn was appointed to fill the vacancy on the Board created by Mr. O’Brien’s retirement, will serve out the remainder of Mr. O’Brien’s term as a director and will be eligible for re-election as a director at the 2017 Annual Meeting.

Under Article XII of Ashland’s Articles, in an uncontested election, the affirmative vote of a majority of votes cast with respect to a director nominee is required for the nominee to be elected. Therefore, the number of votes cast “for” a nominee must exceed those cast “against” a nominee for the nominee to be elected to the Board of Directors. Abstentions will not be counted as votes cast either for or against the nominees.

Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://investor.ashland.com)), any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election will tender his or her resignation for consideration by the Board of Directors within ten days following the certification of the shareholder vote. The Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the shareholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. Messrs. Cummins, Hale, Manager, Rohr, Schaefer and Ward and Dr. Teal, the seven nominees, have each agreed to abide by the policy.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the seven nominees named in this proxy statement. Should any of the nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees would not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Brendan M. Cummins, Roger W. Hale, Vada O. Manager, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal and Michael J. Ward for election as directors at the 2016 Annual Meeting.

2016 DIRECTOR NOMINEES - TERM EXPIRING IN 2017

 BRENDAN M. CUMMINS

Principal Occupation: Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals Director Since: 2012 Age: 64

Professional Experience:

Mr. Cummins served as a global strategic advisor to, and on the senior executive panel of, The Valence Group, a specialist mergers and acquisitions firm, from 2010 until May 2012. Prior to that position, Mr. Cummins served with Ciba Specialty Chemicals as Chief Executive Officer from 2007 to 2008 and as Chief Operating Officer from 2005 to 2007. From 1974 to 2005, Mr. Cummins held a variety of international and senior management positions with Ciba.

Education:

Mr. Cummins is an Associate and Fellow of the Institute of Company Accountants, is a Fellow of the Association of International Accountants and received a Diploma in Company Direction from the Institute of Directors in 2010. He also completed a management development program at Harvard in 1989.

Other Company Boards:

Mr. Cummins serves as a board member of Tom Murphy Car Sales Ltd in Ireland and Nanoco Ltd based in Manchester UK. He served until February 2014 as a board member of SolarPrint Ltd.

Non-Profit Boards:

Mr. Cummins serves as Chairman of The Viking Trust Ltd in Waterford City, Ireland and as Chair of the Audit Committee of Waterford City and County Council. He served until December 2014 as a board member of the Waterford Theatre-Royal Ltd.

Director Qualifications:

As the former Chief Executive Officer of a major chemical company and chemical industry consultant, Mr. Cummins brings significant management and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance.

Board Committees:

*     Audit

*     Environmental, Health, Safety and Product Compliance

 ROGER W. HALE

Principal Occupation: Independent Consultant; Former Chairman and Chief Executive Officer of LG&E Energy Corporation Director Since: 2001 Age: 72

Professional Experience:

Mr. Hale is currently an independent consultant. He served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986.

Education:

Mr. Hale holds a Bachelor of Arts degree from the University of Maryland and a Masters of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management.

Public Company Boards:

Mr. Hale served until September 2015 as a board member of Hospira, Inc., where he served on the Compensation, Governance and Public Policy, Science and Technology and Quality committees.

Director Qualifications:

As a former Chairman of the Board and Chief Executive Officer of a diversified energy services company, Mr. Hale brings significant management experience and knowledge to the Board in the areas of finance, accounting, business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*     Environmental, Health, Safety and Product Compliance

*     Governance and Nominating

 VADA O. MANAGER

Principal Occupation: Chief Executive Officer of Manager Global Consulting Group; Senior Counselor of APCO Worldwide Director Since: 2008 Age: 54

Professional Experience:

Mr. Manager has served as Chief Executive Officer of Manager Global Consulting Group and a Senior Counselor of APCO Worldwide, a strategic consulting company, since 2010. Prior to forming his own company, Mr. Manager served as the Senior Director of Global Issues Management for Nike, Inc. from 2006 until March 2009, and he held various management positions at Nike beginning in 1997. Before joining Nike, he performed a similar role for Levi Strauss & Co. and was also a Vice President of the Washington, D.C.-based public affairs firm, Powell Tate, a part of Weber Shandwick.

Education:

Mr. Manager holds a Bachelor of Science degree in political science from Arizona State University and performed graduate work at the London School of Economics.

Non-Profit Boards:

Mr. Manger serves as the chair of the Executive Public Affairs Counsel at the U.S. Military Academy at West Point. He also serves on the Board of Directors of Helios Education Foundation; Arizona State University Center for Race and Democracy and the Mannie Jackson Center for the Humanities at Lewis & Clark Community College.

Director Qualifications:

As a current senior officer and former consultant and senior officer of other large companies, Mr. Manager brings significant experience and knowledge to the Board in the areas of risk oversight, crisis management, marketing, finance, accounting and international business operations.

Board Committees:

*     Audit

*     Governance and Nominating (Chair)

*     Personnel and Compensation

 MARK C. ROHR

Principal Occupation: Chairman and Chief Executive Officer of Celanese Corporation Director Since: 2008 Age: 64

Professional Experience:

Mr. Rohr is Chairman and Chief Executive Officer of Celanese Corporation, a technology and specialty materials company. He has served in these roles since April 2012. Prior to that position, he held several executive positions with Albemarle Corporation, a specialty chemical company, including Executive Chairman of the Board (2011-2012), Chairman of the Board (2008-2011), Chief Executive Officer (2002-2011) and President (2000-2010). Before joining Albemarle, he served with Occidental Chemical Corporation as Senior Vice President, Specialty Chemicals.

Education:

Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Public Company Boards:

Within the past five years, Mr. Rohr has served as the Executive Chairman and Chairman of the Board of Albemarle Corporation.

Non-Profit Boards:

Mr. Rohr serves on the Executive Committee of the American Chemistry Council and the Advisory Board of Mississippi State University College of Arts and Sciences.

Director Qualifications:

As a current Chairman and Chief Executive Officer of a leading technology and specialty materials company and former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Rohr brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*     Audit

*     Environmental, Health, Safety and Product Compliance

 GEORGE A. SCHAEFER, JR.

Principal Occupation: Former Chairman and Chief Executive Officer of Fifth Third Bancorp Director Since: 2003 Age: 70

Professional Experience:

Mr. Schaefer served as Chairman of the Board of Directors and Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank headquartered in Cincinnati, Ohio, until June 2008. Prior to that position, he held several executive positions with Fifth Third Bancorp and Fifth Third Bank, including Chief Executive Officer, President and Chief Operating Officer.

Education:

Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University.

Public Company Boards:

Mr. Schaefer is non-executive Chairman of the Board of Directors of Anthem Inc., where he chairs the Executive Committee and is a member of the Compensation and Governance committees.

Non-Profit Boards:

Mr. Schaefer is a member of the Board of Trustees of the University of Cincinnati Healthcare System. Mr. Schaefer is also a board member of the UC Healthcare Foundation, the William S. Rowe Foundation and the Charles P. Taft Foundation.

Director Qualifications:

Mr. Schaefer brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*     Audit (Chair)

*     Personnel and Compensation

 JANICE J. TEAL

Principal Occupation: Former Group Vice President and Chief Scientific Officer for Avon Products Inc. Director Since: 2012 Age: 63

Professional Experience:

Dr. Teal served as the Group Vice President and Chief Scientific Officer for Avon Products Inc., a direct seller of beauty and related products, from January 1999 to May 2010. Prior to that position, Dr. Teal served as Vice President of the Avon Skin Care Laboratories, where she led the bioscience research and skin care teams.

Education:

Dr. Teal holds a doctorate degree and a Master of Science degree in Pharmacology from Emory University Medical School, a Pharmacy Degree from Mercer University and was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine.

Public Company Boards:

Within the past five years, Dr. Teal served on the Board of Directors of Arch Chemicals, Inc., where she served on the Audit Committee and the Corporate Governance Committee.

Director Qualifications:

As former Group Vice President and Chief Scientific Officer of a leading personal care company, Dr. Teal brings significant scientific and personal care industry experience and knowledge to the Board in the areas of research and development, marketing, safety and risk oversight. She also brings significant experience gained from service on the board of directors of another public chemical company.

Board Committees:

*     Environmental, Health, Safety and Product Compliance (Chair)

*     Personnel and Compensation

 MICHAEL J. WARD

Principal Occupation: Chairman of the Board and Chief Executive Officer of CSX Corporation Director Since: 2001 Age: 65

Professional Experience:

Mr. Ward is Chairman of the Board and Chief Executive Officer of CSX Corporation, a transportation supplier. Prior to that position, he was President of CSX Transportation, the corporation’s rail unit.

Education:

Mr. Ward holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School.

Non-Profit Boards:

Mr. Ward is a Director of the American Coalition for Clean Coal Electricity, City Year and Take Stock in Children. His other affiliations include The Florida Council of 100, The Business Roundtable, the Hubbard House Foundation, Edward Waters College Foundation and Michael Ward Foundation.

Director Qualifications:

As a current Chairman of the Board and Chief Executive Officer of a major transportation company, Mr. Ward brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*     Governance and Nominating

*     Personnel and Compensation

DIRECTORS NOT UP FOR ELECTION - CLASS I DIRECTORS - TERM EXPIRING IN 2017

 STEPHEN F. KIRK

Principal Occupation: Former Senior Vice President and Chief Operating Officer of The Lubrizol Corporation Director Since: 2013 Age: 66

Professional Experience:

Mr. Kirk served as Senior Vice President and Chief Operating Officer of The Lubrizol Corporation, a manufacturer of specialty chemicals, from September 2008 until his retirement in December 2011. From June 2004 to September 2008, he served as President of Lubrizol Additives. Prior to that, Mr. Kirk served as Vice President of Sales and Marketing from June 1999 to June 2004.

Education:

Mr. Kirk holds a Bachelors degree and Masters degree in chemical engineering from Cornell University and a Masters in Business Administration from Cleveland State University.

Public Company Boards:

Within the past five years, Mr. Kirk has served on the Board of Directors of Robbins & Myers, Inc., where he served at various times on the Audit, Nominating and Governance and Compensation committees.

Non-Profit Boards:

Mr. Kirk serves as Executive in Residence at the Monte Ahuja College of Business at Cleveland State University and Vice Chair of the Cleveland State University Foundation Board. He is also a member of the Cleveland State University board of trustees. Mr. Kirk is Vice-Chair of the Vocational Guidance Service Board and serves on the Boy Scouts of America-Western Reserve Council Advisory Board.

Director Qualifications:

As the former Senior Vice President and Chief Operating Officer of a major specialty chemicals company, Mr. Kirk brings significant management, executive and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*     Audit

*     Environmental, Health, Safety and Product Compliance

 BARRY W. PERRY

Principal Occupation: Former Chairman and Chief Executive Officer of Engelhard Corporation Director Since: 2007 Age: 69 Lead Independent Director

Professional Experience:

Mr. Perry served as Chairman and Chief Executive Officer of Engelhard Corporation from January 2001 to June 2006. Prior to that position, he held various management positions with Engelhard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulenc. Prior to joining Rhone-Poulenc, he held a number of executive positions with General Electric Company.

Education:

Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts.

Public Company Boards:

Mr. Perry is the Lead Director of Arrow Electronics, Inc., where he serves on the Compensation Committee, and a director of Albemarle Corporation, where he serves on the Executive Compensation Committee and chairs the Health, Safety and Environment Committee. Mr. Perry previously served on the Board of Directors of Cookson Group PLC.

Director Qualifications:

As the former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Perry brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*     Personnel and Compensation (Chair)

*     Governance and Nominating

 WILLIAM A. WULFSOHN

Principal Occupation: Chairman of the Board and Chief Executive Officer of Ashland Inc. Director Since: 2015 Age: 53

Professional Experience:

Mr. Wulfsohn is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. Wulfsohn served as President and Chief Executive Officer of Carpenter Technology Corporation from July 2010 to December 2014. Mr. Wulfsohn also served as a Director for Carpenter Technology Corporation beginning in April 2009. Prior to joining Carpenter Technology Corporation, Mr. Wulfsohn served as Senior Vice President, Industrial Coatings at PPG Industries. Before joining PPG Industries, Mr. Wulfsohn served as Vice President and General Manager for Honeywell International. Previously, Mr. Wulfsohn worked for Morton International/Rohm & Haas, beginning as a director of marketing and subsequently as Vice President and Business Director. Mr. Wulfsohn began his professional career with McKinsey & Company.

Education:

Mr. Wulfsohn holds a chemical engineering degree from the University of Michigan and a Masters of Business Administration degree from Harvard University.

Public Company Boards:

Mr. Wulfsohn is a director of PolyOne Corporation, where he serves on the Audit and Compensation committees. Within the past five years, Mr. Wulfsohn also served on the Board of Directors of Carpenter Technology Corporation.

Director Qualifications:

As the Chairman and Chief Executive Officer of Ashland and as the former President and Chief Executive Officer of Carpenter Technology Corporation, a leading specialty materials company, Mr. Wulfsohn brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, management, manufacturing, safety, environmental compliance, risk oversight and corporate governance. Also, as former Senior Vice President of Industrial Coatings at PPG Industries and an executive at other chemical companies, Mr. Wulfsohn brings considerable specialty chemicals management and manufacturing experience to the Board. He also brings significant experience gained from service on the board of directors of other public companies.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2015, for Ashland’s non-employee directors. Mr. Wulfsohn, Chairman of the Board and Chief Executive Officer, and Mr. O’Brien, former Chairman and Chief Executive Officer, receive no compensation as a director of Ashland.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
(a)	(b)	(c)	(d)
Brendan M. Cummins	99,750	110,000	209,750

Roger W. Hale	97,500	110,000	207,500

Stephen F. Kirk	99,750	110,000	209,750

Vada O. Manager	109,833	110,000	219,833

Barry W. Perry	135,000	110,000	245,000

Mark C. Rohr	99,750	110,000	209,750

George A. Schaefer, Jr.	116,250	110,000	226,250

Janice J. Teal	111,250	110,000	221,250

John F. Turner*	34,264	0	34,264

Michael J. Ward	97,500	110,000	207,500

*	Mr. Turner retired from Ashland’s Board of Directors on January 29, 2015.

(1)

For fiscal 2015, Messrs. Manager, Perry and Ward and Dr. Teal deferred all or a portion of their fees into the Directors’ Deferral Plan. Dr. Teal deferred $111,250 of her fees into the Directors’ Deferral Plan, Mr. Manager deferred $8,508, Mr. Ward deferred $97,500 and Mr. Perry deferred $135,000. Mr. Kirk received $12,375 of his fees in Ashland Common Stock.

(2)

The values in column (c) represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2015 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards do not require assumptions in computing their grant date fair value under generally accepted accounting principles. The number of restricted stock unit awards received is rounded to the nearest whole share. Other than Mr. Cummins and Mr. Turner, each non-employee director received a grant of 944 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 28, 2015. Mr. Turner did not receive the restricted stock units due to his retirement. Mr. Cummins received a grant of 944 restricted stock units directly on January 28, 2015. The grant date fair value per share of each restricted stock unit was the same as the closing price of $116.54 per share of Ashland Common Stock on the NYSE on such date.

The following table identifies the aggregate number of stock and option awards for each non-employee director outstanding as of September 30, 2015.

Name	Shares of Restricted Ashland Common Stock (#)	Unvested Restricted Stock Units of Ashland Common Stock (1) (#)	Outstanding Ashland Stock Options (2) (#)
Brendan M. Cummins	0	5,434	0

Roger W. Hale	1,000	952	0

Stephen F. Kirk	1,000	952	0

Vada O. Manager	1,000	952	0

Barry W. Perry	1,000	952	0

Mark C. Rohr	1,000	952	0

George A. Schaefer, Jr.	1,000	952	2,937

Janice J. Teal	1,000	952	0

John F. Turner*	1,000	0	0

Michael J. Ward	1,000	952	0

*	Mr. Turner retired from Ashland’s Board of Directors on January 29, 2015.

(1)

Includes credit for reinvested dividends allocated since the grant date, January 28, 2015, for all directors. For all directors other than Mr. Cummins, the restricted stock units vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier. Mr. Cummins’s restricted stock units vest as described below under “Restricted Shares/Units” of this proxy statement.

(2)	No stock options have been granted to non-employee directors since January 26, 2006.

Director Compensation

On January 28, 2015, the G&N Committee approved certain changes to the director compensation program after a review by the P&C Committee’s independent compensation consultant. The annual retainer and annual restricted stock unit grant each increased $10,000 to $100,000 and $110,000, respectively. Additionally, the retainers for the Lead Independent Director, the Audit Committee Chair and the other committee chairs each increased by $5,000 to $25,000, $20,000 and $15,000, respectively. The retainer for Audit Committee members was eliminated.

Annual Retainer

Ashland’s non-employee director compensation program provides: (a) an annual retainer of $100,000 for each director; (b) an additional annual retainer of $25,000 for the Lead Independent Director; (c) an additional annual retainer of $20,000 for the Chair of the Audit Committee; and (d) an additional annual retainer of $15,000 for other committee chairs.

Non-employee directors may elect to receive part or all of each retainer in cash or in shares of Ashland Common Stock. They may also elect to have a portion or all retainers deferred and paid through the Directors’ Deferral Plan. The directors who make an election to defer retainers may have the deferred amounts held as common stock units (share equivalents) in the hypothetical Ashland Common Stock fund or invested under the other available investment options under the plan. The payout of the deferred retainers occurs upon termination of service by a director. Directors may elect to have the payout in a single lump sum or in installments not to exceed 15 years. For deferrals before January 1, 2005, upon a “change in control” of Ashland (as defined in the Directors’ Deferral

Plan), amounts in the directors’ deferral accounts will be automatically distributed as a lump sum in cash to the director. For deferrals on and after January 1, 2005, distributions for such deferrals will be made pursuant to each director’s election and valued at the time of the distribution.

Restricted Shares/Units

Upon election to the Board of Directors, each new non-employee director (other than Mr. Cummins, who is a non-U.S. resident) received 1,000 restricted shares of Ashland Common Stock. In lieu of 1,000 restricted shares of Ashland Common Stock, Mr. Cummins received 1,000 restricted stock units. The restricted shares and Mr. Cummins’s restricted stock units may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares or restricted stock units if the non-employee director leaves the Board of Directors for reasons other than those listed above.

Each non-employee director (other than Mr. Cummins) also receives an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $110,000 (pro-rated as applicable for less than a full-year of service). The restricted stock units vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest. Prior to being awarded restricted stock units, directors can elect to have his or her vested units paid in shares of Ashland Common Stock or in cash after the director terminates from service.

Mr. Cummins, as a non-U.S. resident, is not eligible to participate in the Directors’ Deferral Plan. Therefore, he received an annual award of restricted stock units directly, which will vest on the same basis as his restricted stock units described above. His annual award will continue to be granted directly (and not through deferral).

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other shareholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own the lesser of (i) 12,500 shares or units of Ashland Common Stock, or (ii) Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $100,000. Each newly elected director has five years from the year elected to reach this ownership level. As of October 31, 2015, all of Ashland’s current non-employee directors had attained the minimum stock ownership levels based on holdings, except for (a) Dr. Teal, who joined the Board in 2012 and will not be required to meet the minimum stock ownership guidelines until 2017, and (b) Mr. Kirk, who joined the Board in 2013 and will not be required to meet the minimum stock ownership guidelines until 2018.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The documents described below are published on Ashland’s website (http://investor.ashland.com). These documents are also available in print at no cost to any shareholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that at least two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which incorporate the independence requirements of the SEC rules and the listing standards of the NYSE.

•

Ashland also requires compliance with its code of business conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of business conduct promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, prompt reporting of violations of the code and full, fair, accurate, timely and understandable disclosure in reports filed with the SEC. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a Current Report on Form 8-K.

•	Each of Ashland’s Board Committees has adopted a charter defining its respective purposes and responsibilities.

•

Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, Personnel and Compensation Committee (the “P&C Committee”) and Environmental, Health, Safety and Product Compliance Committee (the “EHS&PC Committee”) of the Board.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Board Leadership Structure

Ashland combines the roles of Chairman of the Board and Chief Executive Officer, which is balanced through the appointment of a Lead Independent Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its shareholders at this time. The Board believes that the use of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Lead Independent Director is an independent director selected annually by the G&N Committee. Mr. Perry is currently the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director:

•	Coordinates with the Chairman of the Board to determine the appropriate schedule of meetings;

•	Places any item he or she determines is appropriate on the Board’s agenda;

•

Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;

•	Directs the retention of consultants and advisors to report directly to the Board;

•	Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto;

•

Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters; and

•	Works with the G&N Committee to recommend the membership of the various Board Committees and Committee Chairs.

Oversight of Ashland’s Executive Compensation Program

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee is composed of independent directors (as defined in the Standards). In making compensation decisions, the P&C Committee considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, the individual performance of executives, compensation policies and practices for Ashland employees generally, and practices and executive compensation levels of peer and similarly-sized general industry companies.

The P&C Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are competitive, support organizational objectives and shareholder interests, and emphasize the pay for performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The P&C Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives, and based on these evaluations, the P&C Committee sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and long-term incentives;

•	Review and approve compensation of all key senior executives and certain elected corporate officers; and

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland.

For further information about the responsibilities of the P&C Committee, see “Committees and Meetings of the Board of Directors - Personnel and Compensation Committee” on page 23.

The P&C Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs, the P&C Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Chief Human Resources and Communications Officer regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources function at Ashland; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels of peer and general industry companies.

The P&C Committee meets in executive session for a portion of each of its meetings.

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2015 were Barry W. Perry (Chair), Vada O. Manager, George A. Schaefer, Jr., Janice J. Teal, Michael J. Ward and John F. Turner (until his retirement on January 29, 2015). There were no impermissible interlocks or inside directors on the P&C Committee.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to Ashland’s risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and they report periodically to the Board and to specific committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various committees of the Board has been assigned responsibility for risk management oversight of specific areas. In particular, the Audit Committee maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, internal controls over financial reporting and disclosure controls and procedures. The Audit Committee also has oversight responsibility related to Ashland’s key financial risks.

The EHS&PC Committee assists the Board in fulfilling its oversight responsibility with respect to environmental, health, safety, product compliance and business continuity risks. In setting compensation, the P&C Committee monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking. Finally, the G&N Committee conducts an annual review of nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committee structure, leadership and membership.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2015. During this review, the Board considered relationships and transactions between, on the one hand, each director, any member of his or her immediate family, and his or her affiliates, and on the other hand, Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that Messrs. Cummins, Hale, Kirk, Manager, Perry, Rohr, Schaefer, Ward and Turner (until his retirement) and Dr. Teal are each independent of Ashland and its affiliates. Mr. Wulfsohn, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland. In addition, the Board has affirmatively determined that all members of the Audit Committee and P&C Committee are independent under SEC rules and the listing standards of the NYSE.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under federal securities laws. Ashland’s Board of Directors has concluded that the following relationships between Ashland and the director-affiliated entities are not material pursuant to the Standards, and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Mark C. Rohr, a director of Ashland, is the Chairman and Chief Executive Officer of Celanese Corporation (“Celanese”). During fiscal 2015, Ashland paid Celanese approximately $8.3 million, and Celanese paid Ashland approximately $4 million, for certain products and/or services.

Michael J. Ward, a director of Ashland, is the Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). During fiscal 2015, Ashland paid CSX approximately $5.5 million for transportation services. CSX did not purchase any products or services from Ashland.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which Ashland was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interests, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to identify annually and on an as needed basis potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chair of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

•	Compensation to a director or executive officer which is or will be disclosed in Ashland’s proxy statement;

•	Compensation to an executive officer which is approved by the P&C Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer;”

•

A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and

•	A transaction in which the related person’s interest arises solely from the ownership of Ashland Common Stock and all shareholders receive the same benefit on a pro rata basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full.

Communication with Directors

The Board of Directors has established a process by which shareholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, KY 41012-0391. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. All of Ashland’s then current directors were present at the Annual Meeting held on January 29, 2015.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and P&C committees of the Board meet in executive session during every regular committee meeting. Other Board committees meet in executive session at the discretion of the committee members.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified or express mail to the Secretary of Ashland at 50 E. RiverCenter Boulevard,

P.O. Box 391, Covington, KY 41012-0391. Such suggestions should be received no later than September 1, 2016, to be considered by the G&N Committee for inclusion as a director nominee for the 2017 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical or consumer marketing industries; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an annual meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that the shareholder must give written notice (as specified below) to the Secretary of Ashland not later than ninety days in advance of the annual meeting (provided that if the annual meeting of shareholders is held earlier than the last Thursday in January, such notice must be given within ten days after the first public disclosure of the date of the annual meeting). Public disclosure may include a public filing with the SEC. The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

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A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

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A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: Audit Committee; Environmental, Health, Safety and Product Compliance Committee; Governance and Nominating Committee; and Personnel and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2015, ten meetings of the Board were held. Each director attended at least 75% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 94.2%. Listed below are the members of each of the four standing committees as of September 30, 2015**.

Audit	Environmental, Health, Safety and Product Compliance	Governance and Nominating	Personnel and Compensation
Brendan M. Cummins	Brendan M. Cummins	Roger W. Hale	Vada O. Manager
Stephen F. Kirk	Roger W. Hale	Vada O. Manager *	Barry W. Perry *
Vada O. Manager	Stephen F. Kirk	Barry W. Perry	George A. Schaefer, Jr.
Mark C. Rohr	Mark C. Rohr	Michael J. Ward	Janice J. Teal
George A. Schaefer, Jr. *	Janice J. Teal *		Michael J. Ward

*	Chair

**	John F. Turner retired from the Board on January 29, 2015. Prior to his retirement, he served on the Environmental, Health, Safety and Product Compliance and Governance and Nominating committees.

Following are descriptions of the primary responsibilities of each committee and the number of meetings held during fiscal 2015. Each committee’s charter is available on Ashland’s website ( http://investor.ashland.com/governance.cfm ).

Audit Committee	Number of Meetings In Fiscal 2015: 9

Summary of Responsibilities

•	Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports.
•	Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting).
•	Evaluates the independence and performance of the independent auditors, who report directly to the Committee.
•	Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors.
•	Reviews the effectiveness of Ashland’s legal and regulatory compliance programs.
•	Discusses the overall scope and plans for audits with both internal and independent auditors.
•	Reviews and investigates any matters pertaining to the integrity of executive management and oversees compliance by management with laws, regulations and the code of business conduct.
•	Establishes and maintains procedures for handling complaints regarding accounting and auditing matters.
•	Reviews Ashland’s enterprise risk management policies and assessment processes.
•

Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives and swaps policies (including entry into swaps in reliance on the end-user exception), past audits of capital investments, capital projects, commercial commitments and merger, acquisition and divestiture activities.

•	Oversees funding and investment policy related to employee benefit plans.
•	Reviews performance and operation of internal audit, including the head of internal audit, and reviews adverse audit reports.
•	Reviews the Company’s information and cyber security risks and programs.

Environmental, Health, Safety and Product Compliance Committee	Number of Meetings In Fiscal 2015: 4

Summary of Responsibilities

•	Oversees and reviews Ashland’s environmental, health and safety policies, programs, practices and any product quality issues, competitors’ activities and industry best practices.
•	Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts.
•	Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health, safety and product compliance and business continuity risks.
•	Reports to the Board concerning implementation of environmental, health, safety and product compliance policies and assists the Board in assuring Ashland’s compliance with those policies.

Governance and Nominating Committee	Number of Meetings In Fiscal 2015: 4

Summary of Responsibilities

•	Recommends nominees for the Board of Directors and its Committees.
•	Reviews suggested potential candidates for the Board.
•	Recommends desirable size and composition of the Board and its Committees.
•	Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation.
•	Reviews corporate governance guidelines, corporate charters and proposed amendments to the Articles and By-laws of Ashland.
•	Reviews transactions pursuant to the Related Person Transaction Policy.
•	Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles.
•	Oversees the evaluation of the Board.
•	Reviews the process for succession planning for the executive management of Ashland.
•	Reviews all Committee charters.
•	Reviews and makes recommendations to address shareholder proposals.

Personnel and Compensation Committee	Number of Meetings In Fiscal 2015: 6

Summary of Responsibilities

•	Ensures Ashland’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests and emphasize pay for performance linkage.
•	Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer.
•	Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers.
•	Oversees the execution of senior management succession plans, including HR-related business continuity plans.
•

Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements and/or any other special or supplemental benefits covering any current or former executive officer.

•	Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans.
•	Oversees the implementation and administration of Ashland’s compensation plans.
•	Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking.
•	Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax deductibility.
•	Oversees the preparation of the annual report on executive compensation.
•	Oversees the retention of compensation consultants, independent legal counsel or other advisors and determines independence of the same.

Search Committee

From April 2014 - November 2014, the Board also had a Search Committee to identify and evaluate potential Chief Executive Officer candidates and to advise the Board on its recommendations for Ashland’s next Chief Executive Officer. The Search

Committee members were Mr. Perry (Chair), Dr. Teal, Mr. Manager and Mr. Hale. On November 14, 2014, the Board announced that the Search Committee had completed its assignment and that Mr. Wulfsohn had been appointed as Chairman and Chief Executive Officer of Ashland. Mr. Wulfsohn joined the Board on January 1, 2015, filling the vacancy left by Mr. O’Brien’s retirement, and is eligible for re-election at the 2017 Annual Meeting.

In discharging its duties, the Search Committee engaged an executive search firm after conducting a competitive review process; defined search parameters, including the experience and competencies desired in the Chief Executive Officer role; screened and evaluated a broad pool of potential candidates, including internal candidates; conducted interviews with final candidates; selected the candidate to recommend to the full Board for approval; collaborated with the P&C Committee on negotiating the terms of a letter agreement with the candidate; and developed and implemented a plan for the successful transition from the retiring Chief Executive Officer to the incoming Chief Executive Officer.

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the overall executive compensation policies and practices at Ashland and specifically analyzes the total compensation for the following named executive officers:

•	William A. Wulfsohn, Chairman of the Board and Chief Executive Officer*;

•	James J. O’Brien, former Chairman of the Board and Chief Executive Officer**;

•	J. Kevin Willis, Senior Vice President and Chief Financial Officer;

•	Peter J. Ganz, Senior Vice President, General Counsel and Secretary, and Chief Compliance Officer;

•	Luis Fernandez-Moreno, Senior Vice President and President, Chemicals Group***; and

•	Samuel J. Mitchell Jr., Senior Vice President and President, Valvoline.

*	Mr. Wulfsohn was appointed Chairman of the Board and Chief Executive Officer effective January 1, 2015.

**	Mr. O’Brien served as Chairman of the Board and Chief Executive Officer until his retirement effective January 1, 2015.

***	Mr. Fernandez-Moreno was appointed President, Chemicals Group effective May 1, 2015. Prior to that he was President, Ashland Specialty Ingredients.

Executive Summary

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of the following types of compensation: base pay, short-term incentive compensation awards and long-term incentive compensation awards which are composed primarily of Stock Appreciation Rights (“SARs”), Restricted Stock (“RS”), Performance Unit awards (“Performance Units”) and, beginning in fiscal 2016, Restricted Stock Units (“RSUs”) in lieu of RS.

Fiscal 2015 Review and Accomplishments

Fiscal 2015 marked a milestone year for Ashland as it delivered strong year-over-year earnings and margin growth despite significant headwinds, and announced, in late September, a plan to separate Ashland into two independent, publicly traded companies. For the year, adjusted EBITDA grew 4 percent, to $1.1 billion, on sales of $5.4 billion. Ashland was able to achieve that growth despite significant headwinds from foreign currency and divested/exited product lines. Meanwhile, adjusted EBITDA margin improved 320 basis points, to 20.8 percent. This increase was generated by operational improvements, cost savings from the global restructuring completed earlier in the year, and pricing discipline. All three of Ashland’s business units met or exceeded their adjusted EBITDA margin expectations for the year. Consistent with Ashland’s commitment to return cash to shareholders, Ashland increased its dividend by nearly 15 percent and completed the previous $1.35 billion share repurchase authorization. Under Ashland’s plan to separate into two independent, publicly traded companies, the new Ashland will be a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets. Valvoline will focus on building the world’s leading engine and automotive maintenance business by providing hands-on expertise to customers in each of its primary market channels. Each company will be a leader in its respective industry, with the capital structure, financial resources and capital allocation strategies to drive greater revenue and earnings growth. See the 2015 Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” on page M-7 for a reconciliation of adjusted EBITDA to operating income.

Key Executive Compensation Objectives

Ashland aligns executive compensation and shareholder value by providing competitive incentives composed of time-based and performance based incentives to achieve short-term and long-term performance goals. Indicative of this alignment is the mix of at-risk compensation (annual incentive, SARs, RS/RSUs and Performance Units) for the Chief Executive Officer and the other named executive officers. For the Chief Executive Officer, the proportion of Total Direct Compensation (as defined on page 31), for fiscal 2015 assuming target performance that is at risk equals 84%. Specifically, the Chief Executive Officer’s Total Direct Compensation is allocated as follows: (i) 65% to long-term incentives (SARs, RS/RSUs and Performance Units), (ii) 19% to short-term incentives and

(iii) 16% to base salary. For the other named executive officers except Mr. O’Brien, the proportion of Total Direct Compensation assuming target performance that is at risk averages 71%. Specifically, average Total Direct Compensation is allocated as follows: (i) 47% to long-term incentives, (ii) 24% to short-term incentives and (iii) 29% to base salary. Additional pay mix information is also shown on page 31.

The metrics used in the short-term and long-term performance based incentives are as follows:

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Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan is composed of two financial components, Operating Income and Working Capital Efficiency (as each is defined on page 33), and a safety modifier. These performance measures are company-wide and/or specific to the business segment to which an executive is assigned. The financial measures used in the Annual Incentive Compensation Plan are also used in the variable pay program in which most other employees participate. These financial performance measures are structured so that the cash compensation of most other employees, including the named executive officers, is aligned with key Company objectives. The safety modifier is applicable to the Annual Incentive Compensation Plan only.

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Long-Term Incentive Plan (“LTIP”). The LTIP, granted as Performance Units, has two financial performance measures, Return on Investment (ROI) and Total Shareholder Return (TSR) (as each is defined on page 38). For eligible executives, including the named executive officers, these performance measures apply at the Ashland level, not at the business segment levels. This provides a strong alignment between long-term executive compensation and shareholder value.

Ashland also has several governance practices in place to align executive compensation with shareholder interests and mitigate risks in its plans. These practices include: stock ownership guidelines, limited perquisites, tally sheets, an anti-hedging policy, an anti-pledging policy and a clawback policy.

The P&C Committee considered the shareholder vote on the non-binding resolution approving Ashland’s executive compensation program voted on at the 2015 Annual Meeting of Shareholders. Because a substantial majority (97%) of votes cast approved the compensation program described in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders, the P&C Committee continued to apply the same principles in determining the amounts and types of executive compensation.

Compensation Decisions for Fiscal 2015

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Base Pay.    Ashland utilizes merit increase guidelines based on an individual’s performance and his or her position relative to the market competitive benchmarking to formulate merit increase recommendations. The Chief Executive Officer and all of the named executive officers are subject to the same merit increase guidelines as all other employees. For fiscal 2015, other than Messrs. Willis, Wulfsohn and O’Brien, these guidelines provided for increases between 3.5% and 4.5%. Mr. Willis’s base pay increased 15.8% as previously approved by the P&C Committee in March 2013 as part of a three-year plan to bring his base salary to the market median in connection with his promotion to Chief Financial Officer. Mr. Wulfsohn’s base pay was approved November 2014 by the Board when he was appointed Chief Executive Officer and he did not receive a merit increase in fiscal 2015. Mr. O’Brien did not receive a merit increase in fiscal 2015 due to his retirement effective January 1, 2015.

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Annual Incentive Compensation Plan.    The fiscal 2015 target incentive opportunities for all named executive officers, including the Chief Executive Officer, remained the same as fiscal 2014. The P&C Committee established performance targets for two financial performance measures and the safety modifier at the beginning of the fiscal year. Based on Ashland’s performance in fiscal 2015 compared to the performance goals established at the beginning of the fiscal year, the P&C Committee approved incentive compensation payouts at 98.9% of the target incentive opportunity for Messrs. Wulfsohn, O’Brien, Willis and Ganz. For Mr. Fernandez-Moreno, the payout was 89.8% of the target incentive opportunity. For Mr. Mitchell, the payout was 123.9% of the target incentive opportunity. Due to his retirement, Mr. O’Brien will receive a pro-rated portion of his incentive opportunity.

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Long-Term Incentive Plan.    The Performance Units paid under the LTIP for the performance period of fiscal 2013 through fiscal 2015 was approved by the P&C Committee in November 2015. This LTIP performance plan paid out at a weighted score of 97.8% of Performance Units granted, with the ROI portion scoring at 50.4% and the TSR portion scoring at 145.2%. Due to his retirement, Mr. O’Brien’s payout was pro-rated and paid in cash. Mr. Wulfsohn was not eligible for the program.

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Long-Term Incentive Equity Grants.    For fiscal 2015, the long-term incentive equity grant was composed of SARs, RS and Performance Unit awards. The number of SARs granted is determined using a Black-Scholes methodology. The number of RS and Performance Unit awards granted is determined by using the average closing stock price for the 20 business days ending on September 30 of the prior fiscal year. For the Chief Executive Officer and other named executive officers, total long-term incentive equity grant target values have an allocation of 25% to SARs, 25% to RS and 50% to Performance Units. Beginning in fiscal year 2016, Ashland began offering RSUs in lieu of RS grants. Due to Mr. O’Brien’s retirement, he did not receive long-term incentive equity grants for fiscal 2015.

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Special Restricted Stock Grants.    In conjunction with Mr. Wulfsohn’s new hire employment offer, he was granted an RS award of 50,000 shares, a portion of which was to make up for awards forfeited from his prior employer. In connection with being named to the Executive Committee on May 1, 2015, Messrs. Fernandez-Moreno and Mitchell each received an award of 8,000 shares of restricted Ashland Common Stock ($957,600 approximate grant date fair value) on July 15, 2015. In connection with the transition of the new Chief Executive Officer, Messrs. Willis and Ganz each received an award of 7,500 shares of RS ($818,325 approximate grant date fair value) on November 17, 2014, and Mr. Fernandez-Moreno received an award of 15,000 shares of RS ($1,636,665 approximate grant date fair value) on November 17, 2014.

Principles and Objectives of Ashland’s Executive Compensation Program

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create shareholder value. The program is designed to reward the individual executive’s contribution and the performance of Ashland. The core principles of Ashland’s approach to executive compensation design and evaluation are as follows:

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Programs should create alignment between the interests of the executives and the shareholders by providing compensation opportunities for executives that are linked to building long-term shareholder value through the achievement of the financial and strategic objectives of Ashland.

•	Programs should provide competitive, market-driven compensation to attract and retain executive talent for the long-term.

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Compensation should generally be targeted at the median of the market when compared to the compensation of individuals in similar-sized organizations in the chemical industry as well as in the general industry.

•	The concept of opportunity is important. Individuals should have the opportunity to do well when Ashland does well and total compensation should vary in relation to the Company’s performance.

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There should be a balance between fixed and variable compensation, with variable compensation constituting a larger portion of an executive’s total compensation the more senior the executive. The targeted pay mix for an executive should also be aligned with market competitive practices.

•	Programs should promote ownership of Ashland stock to further align the interests of management and shareholders.

•	Incentive compensation should not promote unreasonable or excessive risk taking that could threaten the short or long-term value of Ashland.

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee frequently reviews Ashland’s compensation practices, and its decisions take into consideration, among other things, Ashland’s compensation philosophy, its financial and operating performance, individual performance, practices and compensation levels of peer companies and the voting guidelines of certain proxy advisory firms and shareholders. See “Oversight of Ashland’s Executive Compensation Program” on page 18 for a more detailed discussion of the P&C Committee’s role in the executive compensation process.

Management also plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer (and in certain instances the other members of the Executive Committee), in consultation with the P&C Committee’s independent executive compensation consultant and the Chief Human Resources and Communications Officer, develops compensation recommendations for the P&C Committee’s consideration including:

•	Business performance targets and objectives that are tied to Ashland’s annual and long-term incentive plans;

•	Plan design changes based on competitive analysis of executive pay practices;

•	Individual performance evaluations;

•	Recommendation of base salary and target bonus opportunities;

•	The mix of RS/RSUs, SARs and Performance Units granted;

•	Recommendation of adjustments to the reported financial results for purposes of determining annual and long-term incentive payments; and

•	Recommendation of adjustments to awards.

The Chief Executive Officer takes various factors into consideration when making individual compensation recommendations including: the relative importance of the executive’s position within the organization; the individual tenure and experience of the executive; and the executive’s individual performance and contributions to Ashland’s financial and operating results.

Independent Executive Compensation Consultant’s Role

The P&C Committee directly engages Deloitte Consulting LLP (“Deloitte” or the “compensation consultant”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. The assessment consists of reviews of:

•	The competitiveness of compensation provided to Ashland’s key executives;

•	Ashland’s benchmark group for pay and performance comparisons;

•	Ashland’s executive stock ownership guidelines;

•	Ashland’s executive change in control agreements for key executives;

•	Ashland’s incentive compensation programs for risk;

•	The degree of difficulty of the performance targets under the incentive compensation plan; and

•	The alignment of pay for performance by analyzing the targets to actual compensation.

Deloitte’s engagement includes the following ongoing work on behalf of the P&C Committee: review of competitive pay practices for outside board members; as needed, reviews of other components of Ashland’s compensation programs including: benefits, perquisites, deferred compensation plans, severance policies and change in control provisions; updates regarding trends in executive and outside board compensation practices; and updates regarding changes in regulatory and legislative developments. Deloitte’s aggregate fees for executive and director compensation services in fiscal 2015 were $319,676.

In addition to the compensation services provided by Deloitte to the P&C Committee, Deloitte affiliates provided certain services to Ashland at the request of management consisting of (i) tax services and other tax-related services; and (ii) auditing services. Ashland paid $6.5 million to Deloitte in fiscal 2015 for these other services. The P&C Committee believes that, given the nature and scope of these projects, these additional services did not raise a conflict of interest and did not impair Deloitte’s ability to provide independent advice to the P&C Committee concerning executive compensation matters. In making this determination, the P&C Committee considered, among other things, the following factors: (i) the types of non-compensation services provided by Deloitte, (ii) the amount of fees for such non-compensation services, noting in particular that such fees are negligible when considered in the context of Deloitte’s total revenues for the period, (iii) Deloitte’s policies and procedures concerning conflicts of interest, (iv) Deloitte representatives who advise the P&C Committee do not provide any non-compensation related services to Ashland, (v) there are no other business or personal relationships between Ashland management or members of the P&C Committee, on the one hand, and any Deloitte representatives who provide compensation services to Ashland, on the other hand, and (vi) neither Deloitte nor any of the Deloitte representatives who provide compensation services to Ashland own any common stock or other securities of Ashland.

On September 22, 2015, Ashland announced its intention to separate its Valvoline business from its Ashland Specialty Ingredients and Ashland Performance Materials businesses, resulting in two independent, publicly-traded companies. In connection with such separation, Deloitte provided independent consulting advice with respect to non-executive and executive retention programs. They consulted and advised the P&C Committee on the Executive Performance Incentive and Retention Program as described on page 44.

Factors Considered In Determining Executive Compensation

Competitive Benchmarking

The P&C Committee annually reviews competitive compensation information in order to evaluate if executive pay levels are market competitive and consistent with the Company’s stated compensation philosophy. Competitive compensation information is composed of both industry-specific and general industry company data because Ashland competes for executive talent among a broad array of companies, both within and outside of the chemical industry. The competitive data is size-adjusted based on revenues and a statistical regression analysis that is consistent with the corporate or business segment responsibilities for each executive. The general industry and industry specific data are weighted equally in developing the competitive market data for each position. The competitive pay data has been gathered from the Towers Watson 2014 CDB General Industry Executive Compensation Survey. The industry specific companies that participated in the survey, which had revenues ranging from $0.8 billion to $14.2 billion in calendar year 2014, are set forth below:

• Air Product & Chemicals Inc.	• Ecolab Inc.
• Americas Styrenics LLC	• EMD Millipore
• Arkema Inc.	• Huntsman Corporation
• Axiall Corporation	• International Flavors & Fragrances Inc.
• Cabot Corporation	• Platform Specialty Products Corporation
• Celanese Corporation	• PolyOne Corporation
• CF Industries Holdings, Inc.	• Praxair, Inc.
• Chemtura Corporation	• The Mosaic Company
• Dow Corning Corporation	• Westlake Chemical Corporation
• Eastman Chemical Company	• W.R. Grace and Company

Individual Performance Evaluation: Chief Executive Officer

The P&C Committee evaluates the Chief Executive Officer’s performance based on Ashland’s financial performance and the accomplishment of Ashland’s short-term and long-term strategic objectives. The P&C Committee then reviews its determination with the other independent members of the Board. The Chief Executive Officer reviews the status of performance against objectives with the Board at mid-year and again after the end of the fiscal year. The Chief Executive Officer’s individual performance against objectives is used for compensation purposes by the P&C Committee primarily in consideration of a merit adjusted, base salary increase. While generally a review is completed mid-year, Mr. Wulfsohn did not have a mid-year review in fiscal 2015 since he did not join Ashland until January 1, 2015. However, Mr. Wulfsohn discussed his performance against his objectives informally with the Board members on a periodic basis. His annual review was conducted in November 2015. In fiscal 2016 and going forward, Mr. Wulfsohn will have both a formal mid-year and annual review of his performance against objectives.

Individual performance goals for the Chief Executive Officer for fiscal 2015 included the following:

•	Achieve operating plan targets;

•	Accelerate growth in emerging markets and win new business through innovation;

•	Develop and gain Board approval for a strategic plan to drive the next increment of shareholder value creation;

•	Reinvigorate the talent review process and assess leadership capabilities; and

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Review and enhance the organization’s strength in the four core pillars: Environmental, Health & Safety (“EH&S”) and Product Compliance; Innovation; Industry-leading Commercial Capabilities; Customer Satisfaction and Operational Efficiency.

Individual Performance Evaluations: Named Executive Officers other than the Chief Executive Officer

At the beginning of the fiscal year, each named executive officer (excluding the current and former Chief Executive Officer) and certain other officers jointly set their annual, individual performance objectives with the Chief Executive Officer. Performance against objectives is reviewed throughout the year on a quarterly basis. At the end of the fiscal year, the Chief Executive Officer conducts a final review with each of his direct reports, including each named executive officer, and rates their performance using a scale of

“Greatly Exceeds Expectations” to “Does Not Meet Expectations.” In January, Mr. Wulfsohn submitted to the P&C Committee a performance assessment and compensation recommendation for each of the named executive officers as well as for most other executive officers based on the assessment by Mr. O’Brien, the former Chief Executive Officer. The performance evaluations are based on factors such as achievement of Company and individual objectives as well as contributions to the financial and EH&S performance of Ashland. Individual performance of the named executive officers is used by the Chief Executive Officer and P&C Committee in consideration of individual merit-based salary increases.

Individual performance goals for the other named executive officers include the achievement of sales, operating income and working capital efficiency objectives compared to targeted goals. They may include specific goals related to: cost optimization, planned expansion into designated markets and geographical areas, organizational effectiveness, operational excellence, process improvement and EH&S.

Tally Sheets

In January 2015, the P&C Committee reviewed the compensation tally sheet for Mr. Wulfsohn and the fiscal year 2014 named executive officers. The P&C Committee primarily uses the tally sheet information as an overview of total compensation including base salary, annual short-term and long-term incentive awards, the value of benefits and perquisites paid, the value of equity holdings at the end of the fiscal year, an inventory of SARs, Performance Units and RS/RSUs, and an analysis of the realized value of equity awards earned, vested or exercised in the past two fiscal years. In addition, the P&C Committee reviews a summary of severance benefits that would be paid upon termination of employment under various scenarios to determine the appropriateness of such benefits. The scenarios included in the review are: termination without cause or for good reason after a change in control; termination by Ashland without cause in the absence of a change of control; voluntary termination; and termination as a result of death or disability. The tally sheet analysis provides the P&C Committee with a comprehensive overview of the executive compensation components and serves as background information for future compensation decisions. Based on the review of the tally sheets conducted in January 2015, the P&C Committee concluded that Ashland’s executive compensation program was working as intended and that no significant changes were needed.

Elements of Ashland’s Executive Compensation Program

The executive compensation program includes the following elements:

Annual Cash Compensation

•	Base Salary

•	Annual Incentive Compensation

Long-Term Incentive Equity Compensation

•	Performance Units

•	Stock Appreciation Rights

•	Restricted Stock/Restricted Stock Units

Retirement Benefits

Health and Welfare Benefits

Executive Perquisites

Severance Pay Plan

Change in Control Agreements

Pay Mix

For fiscal 2015, Total Direct Compensation* was generally targeted at the 50th percentile of similarly sized companies in the specialty chemical and general industries. Base salary represented 16% of the Chief Executive Officer’s target Total Direct Compensation and 29% on average of other named executive officers’ target Total Direct Compensation. On average, 71% of annual Total Direct Compensation for Ashland’s other named executive officers, excluding Mr. O’Brien, varies each year based primarily upon Ashland’s financial performance because this portion of compensation is at risk. The following charts show the fiscal 2015 Total Direct Compensation* mix (based on targeted compensation).

Chief Executive Officer

Total Direct Compensation Mix

Other Named Executive Officers**

Total Direct Compensation Mix

*

Total Direct Compensation represents the sum of base salary + target annual incentive + target long-term incentive. The base salary is the only fixed compensation component. At-risk compensation is equal to the sum of target annual incentive + target long-term incentive.

**	Excludes Mr. O’Brien.

Annual Cash Compensation

Annual cash compensation consists of market competitive base salary and short-term incentive compensation.

Base Salary

Base salaries are the foundation for the compensation programs provided to named executive officers, as short-term incentive payments, long-term incentive grants and most employee benefits are linked to base salary. Base salary is designed to compensate executives for services rendered during the fiscal year and for their sustained performance. Base salaries are targeted at the 50th percentile of salaries paid to individuals having similar jobs in similarly sized companies in the specialty chemical and general industries.

Ashland believes that base salary is within the range of competitive practice if it is 20% above or below the desired target. The executive compensation review conducted by the compensation consultant in January 2015 showed that the average base salary of the named executive officers (excluding Mr. O’Brien), as a group, was 3.0% below the 50th percentile.

Base salary increases are a reflection of an individual’s performance and pay relative to the base salary range midpoint for his or her position. The merit increase process (merit guideline) that is used for most employees, including the named executive officers, provides for greater increases to the highest-performing employees, up to the salary range maximum. The merit guideline also provides for greater increases to employees who are below their base salary range midpoint and are meeting acceptable performance levels. For fiscal 2015, the merit guideline provided for increases between 0% and 6%, depending on an individual’s performance and their position relative to the base salary range midpoint for their job.

The Chief Executive Officer uses the merit guideline as the basis for his base salary increase recommendations for named executive officers (excluding himself) and other corporate officers. The Chief Executive Officer has the discretion to adjust merit increase recommendations from the merit guideline suggested amount based upon such factors as internal equity and individual performance. The P&C Committee reviews the market data provided by the compensation consultant and the individual performance evaluations and merit increase recommendations submitted by the Chief Executive Officer to approve base salary increases for the named executive officers and other corporate officers.

The same merit guidelines are used by the P&C Committee when evaluating the merit increase for the Chief Executive Officer. After reviewing the merit guideline, the competitive market data and the Chief Executive Officer’s individual performance relative to pre-established objectives (including a review of the Chief Executive Officer’s self-assessment), the P&C Committee, in executive session without management present, develops a recommended base salary increase for the Chief Executive Officer. Final compensation actions for the Chief Executive Officer are approved by the independent Board members.

Mr. Wulfsohn joined Ashland on January 1, 2015. As such, he was not eligible for a merit increase in April 2015. The P&C Committee used the recommended merit increases submitted by Mr. Wulfsohn to establish base salary increases for the other named executive officers, effective April 2015, and they were as follows:

Named Executive Officer	Base Salary Increases (%)
Mr. Willis*	15.8%
Mr. Ganz	4.5%
Mr. Fernandez-Moreno**	4.5%
Mr. Mitchell	3.5%

*

In connection with his appointment to Senior Vice President and Chief Financial Officer on May 3, 2013, Mr. Willis’s base salary was increased from $475,000 to $550,000 for fiscal 2015, approved by the P&C Committee as part of a three-year plan to bring his base salary to the market median. This is the final year of the three-year plan.

**	In connection with his appointment to President, Chemicals Group effective May 1, 2015, Mr. Fernandez-Moreno received a salary increase of 6.5% in addition to his merit increase disclosed above.

Annual Incentive Compensation

The annual cash incentive is designed to compensate executives for the achievement of annual, primarily short-term performance goals. The named executive officers and approximately 135 additional executive level employees participated in the fiscal 2015 incentive compensation plan. The plan provides an opportunity for each participant to earn a targeted percentage of base salary based on achievement of company-wide or business unit performance targets. The target annual incentive opportunity is higher for the Chief Executive Officer relative to the other named executive officers based upon market competitive data. The table below reflects the targeted annual incentive opportunity for fiscal 2015:

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target Annual Incentive
Mr. Wulfsohn*	120%	$1,356,000
Mr. O’Brien**	120%	$372,166
Mr. Willis	90%	$495,000
Mr. Ganz	75%	$383,550
Mr. Fernandez-Moreno***	75%	$379,701
Mr. Mitchell	90%	$392,040

*	Mr. Wulfsohn was eligible for a full year of annual incentive compensation, as approved at the November 2014 Board meeting.

**	Mr. O’Brien’s targeted annual incentive compensation of $1,476,528 was pro-rated for three months of service in fiscal year 2015. His pro-rated target amount is $372,166.

***

Mr. Fernandez-Moreno’s target annual incentive calculated by business unit was pro-rated from October 1 - April 30 and May 1 - September 30 due to a change in base pay resulting from a change in responsibilities, as set forth below.

In November 2014, the P&C Committee reviewed and approved measures and target performance levels for the fiscal 2015 Annual Incentive Compensation Plan. The approved performance measures were Operating Income and Working Capital Efficiency. The Operating Income measurement is an indication of the profitability of Ashland and each business unit. Operating Income may be adjusted by the Committee for unplanned or one-time items, such as gains or losses on the disposition of assets, impairment or restructuring charges or gain on divestitures of major businesses. The Working Capital Efficiency measurement focused on three key cash flow drivers (accounts receivable, inventory and accounts payable) and was measured as a percentage of sales. This measurement was chosen because Working Capital Efficiency, like Operating Income, was viewed as an important measure of Ashland’s ability to optimize cash flow and value.

The P&C Committee believes the use of both of these measures helps balance management decision-making on both profit growth and working capital management. The P&C Committee also believes that these objectives represent measures that are important to Ashland’s shareholders. The weighting and business unit focus of the measures for each named executive officer for fiscal 2015 were as follows:

Messrs. Wulfsohn, O’Brien, Willis, and Ganz	90% weight on Ashland’s Operating Income * Performance
10% weight on Ashland’s Working Capital Efficiency ** Performance

Mr. Fernandez-Moreno***	October 1, 2014 - April 30, 2015 (7 months)
20% weight on Ashland’s Operating Income Performance
70% weight on Ashland Specialty Ingredients’ Operating Income Performance
10% weight on Ashland Specialty Ingredients’ Working Capital Efficiency Performance

May 1 - September 30, 2015 (5 months)
20% weight on Ashland’s Operating Income Performance
35% weight on Ashland Specialty Ingredients’ Operating Income Performance
35% weight on Ashland Performance Materials’ Operating Income Performance
5% weight on Ashland Specialty Ingredients’ Working Capital Efficiency Performance
5% weight on Ashland Performance Materials’ Working Capital Efficiency Performance

Mr. Mitchell	20% weight on Ashland’s Operating Income Performance
70% weight on Valvoline’s Operating Income Performance
10% weight on Valvoline’s Working Capital Efficiency Performance

*	Operating Income is generally net operating income under generally accepted accounting principles adjusted for certain key items described below and other discretionary management items.

**	Working Capital Efficiency is defined as (accounts receivable + inventory – accounts payable)/sales measured on a thirteen-month average basis.

***	Mr. Fernandez-Moreno’s weightings changed on May 1, 2015 upon becoming President, Chemicals Group.

For each of the measures previously listed, the P&C Committee established a minimum (hurdle), target and maximum performance level. For fiscal 2015, the target annual incentive opportunity for each of the named executive officers was positioned at approximately the 50th percentile in order to drive financial performance and align compensation with market competitive practices. To assess the rigors of the goals under the 2015 Annual Incentive Plan, the P&C Committee compared Ashland’s 2015 performance targets to actual fiscal 2014 results, to the fiscal 2015 operating plan and to EBITDA goals. The targets may be less than the prior year targets due to the sale of the Water Technologies business unit in fiscal 2014. Based on this review, the P&C Committee confirmed that Ashland’s targeted level of performance required high levels of performance in order to achieve target-level incentive award payouts.

Consistent with past practice and based on a core set of principles and adjustment criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which fiscal 2015 operating income incentives were determined to account for key items and management adjustments such as the effect of foreign exchange, pension actuarial gain, restructuring severance costs, integration expenses and the sale of the Elastomers division. These adjustments are consistent with established policy. The adjustments were structured so that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified. Working Capital Efficiency was adjusted for the effect of foreign currency fluctuations.

On an adjusted basis, Operating Income performance for fiscal 2015 relative to target was as follows:

Operating Income Performance and Incentive Compensation Scores

FY2015—Adjusted

($, Thousands)

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (155.5% Payout)*	Adjusted Operating Income	Operating Income Component Percent of Target Award Earned
Specialty Ingredients	$268,052	$367,402	$428,894	$304,783	52.9%
Performance Materials	$39,217	$52,289	$62,747	$88,212	155.5%
Valvoline	$267,671	$356,894	$428,273	$380,832	118.6%
Ashland Inc.	$623,436	$815,082	$968,411	$827,610	104.5%

*

The maximum payout for Operating Income is 155.5% because the maximum payout for Working Capital Efficiency is 100% (see below). If Ashland or a business unit achieved maximum performance for both measures, the maximum payout would be 150%.

For fiscal 2015, the Working Capital Efficiency measure was limited to a 100% payout. The 100% payout level is both the targeted performance level and maximum payout of the component. Working Capital Efficiency performance for fiscal 2015 relative to target was as follows:

Working Capital Efficiency (“WCE”) Performance and Incentive Compensation Scores

FY2015—Adjusted

Operating Unit	Hurdle (20% Payout)	Target and Maximum (100% Payout)	WCE	WCE Component Percent of Target Award Earned
Specialty Ingredients	26.52%	25.50%	28.05%	0.0%
Performance Materials	11.96%	11.50%	11.24%	100.0%
Valvoline	15.50%	14.90%	13.60%	100.0%
Ashland Inc.	19.34%	18.60%	19.08%	48.4%

To reflect the importance of safety matters within Ashland, a safety modifier may be added or deducted up to 10 percentage points based on a combination of the Operating Unit’s Total Recordable Rate (“TRR”) and safety activity based performance by the executive. The safety modifier may not increase the incentive paid above 150% of target. The safety modifier adjusted the incentive compensation earned as follows:

Named Executive Officer	Positive 10 Percentage Points added if TRR was less than	No adjustment if TRR is between	Negative 10 Percentage Points added if TRR was more than	TRR Achieved	Safety Modifier Percentage Points Earned
Mr. Wulfsohn	1.01	1.02 - 1.28	1.29	1.05	0 pts.
Mr. O’Brien	1.01	1.02 - 1.28	1.29	1.05	0 pts.
Mr. Willis	1.01	1.02 - 1.28	1.29	1.05	0 pts.
Mr. Ganz	1.01	1.02 - 1.28	1.29	1.05	0 pts.
Mr. Fernandez-Moreno*
Ashland Specialty Ingredients	0.59	0.60 - 0.83	0.84	0.63	0 pts.
Ashland Performance Materials	1.00	1.01 - 1.36	1.37	1.20	0 pts.
Mr. Mitchell	1.83	1.84 - 2.35	2.36	1.80	10 pts.

*	Mr. Fernandez-Moreno’s safety modifier is based on the performance of Ashland Specialty Ingredients and Ashland Performance Materials.

Based on these results, the annual incentives earned for fiscal 2015 performance under the 2015 Annual Incentive Plan were as follows:

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target Annual Incentive	Percent of Target Annual Incentive Earned *	Actual Annual Incentive Paid
Mr. Wulfsohn	120%	$1,356,000	98.9%	$1,340,949
Mr. O’Brien*	120%	$372,166	98.9%	$368,035
Mr. Willis	90%	$495,000	98.9%	$489,506
Mr. Ganz	75%	$383,550	98.9%	$379,293
Mr. Fernandez-Moreno	75%	$379,701	89.8%	$287,484
Mr. Mitchell**	90%	$392,040	123.9%	$485,816

*	Mr. O’Brien’s last day of work was December 31, 2014, therefore his incentive target was pro-rated from October 1, 2014 - December 31, 2014, resulting in a pro-rated payment of $368,035.

**	Includes safety modifier for Mr. Mitchell.

The actual payout levels for the annual incentive compensation plan vary from year to year and have averaged 75% at the Ashland Inc. level for the last five years as shown in the chart below. The Committee believes the variability in actual payouts demonstrates the degree of rigor built into the annual performance targets.

Incentive Compensation (Fiscal Year)	Weighted Score as a % of Target (100% Payout) at Ashland Level*
2015	98.9%
2014	105.4%
2013	7.2%
2012	91.2%
2011	72.1%

*	Weighted Score as a % of target includes the safety modifier discussed above, if earned.

Long-Term Incentive Equity Compensation

Ashland’s long-term incentive compensation is designed to reward key employees for achieving and exceeding long-term goals and driving shareholder return. It is also designed to foster stock ownership among executives. The performance measures used in Ashland’s long-term program are different than those used in the annual incentive program. This is an intentional design element. The P&C Committee believes that shareholders’ interests are best served by balancing the focus of executives’ decisions between short-term and longer-term measures. Long-term incentive compensation is composed primarily of three elements: SARs, RS/RSUs and Performance Units. Additional RS/RSUs can also be granted on a selective basis, for example, in connection with recruitment, retention and promotions.

An overall long-term incentive target opportunity is established based on competitive data, current base salaries and pay band or position. For fiscal 2015, the long-term incentive targets for each of the named executive officers were generally positioned at the 50th percentile of competitive practice. For each of the named executive officers, the target long-term incentive opportunity is expressed as a percentage of base salary or market, whichever is greater. Mr. Wulfsohn’s total long-term incentive target relative to that of the other named executive officers is a reflection of the competitive market data for similarly situated executives.

The total long-term incentive target guidelines for Ashland’s named executive officers, other than Mr. O’Brien, for fiscal 2015 are as follows:

Named Executive Officer**	Total Long-Term Incentive Target as a % of Salary
Mr. Wulfsohn	400%
Mr. Willis	225%
Mr. Ganz	150%
Mr. Fernandez-Moreno*	135%
Mr. Mitchell	135%

*	Mr. Fernandez-Moreno’s long-term incentive target increased from 135% to 150% effective May 1, 2015, as a result of becoming President, Chemicals Group.

**	Due to his retirement, Mr. O’Brien was not granted any long-term incentives in fiscal 2015.

The total long-term incentive target as a percentage of salary is allocated 25% to SARs, 25% to RS/RSUs and 50% to Performance Units for the named executive officers and all other executive officers that participate in these programs. Targets are typically established by the P&C Committee at its November meeting. Ashland’s policy of establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.

Performance Units - LTIP

The LTIP for the named executive officers and certain key employees is a long-term incentive plan tied to Ashland’s overall financial and total shareholder return performance. It is designed to encourage and reward executives for achieving long-term performance that meets or exceeds absolute and/or relative financial and total shareholder return performance targets.

Grants under the LTIP are made annually, with each grant subject to a three-year performance cycle. The number of units granted is based on a targeted percentage of the employee’s base salary and valued by the average of the closing prices of Ashland Common Stock for the last 20 business days of the prior fiscal year. Grants under the LTIP are not adjusted for, nor entitled to receive, cash dividends during the performance period.

2015-2017 LTIP Performance Unit Awards

The following calculation showing how Mr. Wulfsohn’s target fiscal 2015–2017 LTIP grant was determined is illustrative of the overall grant determination process:

Mr. Wulfsohn’s base salary as of January 1, 2015*	$1,130,000
LTIP target as a percent of salary:	200%

Target fiscal 2015–2017 LTIP value:	$2,260,000
Target fiscal 2015–2017 grant: $2,260,000/$107.10** = 21,150 Performance Units (rounded up to the next increment of 50)

*	For all other named executive officers the calculation is based on the higher of base salary or market as of the grant date, which for fiscal 2015 was November 12, 2014.

**

Average of closing prices of Ashland Common Stock for the 20 business days ended September 30, 2014. The 20 business day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual grants under the fiscal 2015–2017 LTIP for Ashland’s named executive officers, other than Mr. O’Brien, were as follows:

Named Executive Officer**	LTIP Target as a % of Salary	Number of LTIP Units Granted
Mr. Wulfsohn*	200.0%	21,150
Mr. Willis	112.5%	5,950
Mr. Ganz	75.0%	3,450
Mr. Fernandez-Moreno	67.5%	3,000
Mr. Mitchell	67.5%	2,700

*	Mr. Wulfsohn received his grant January 29, 2015.

**	Due to Mr. O’Brien’s retirement effective January 1, 2015, he did not receive an LTIP grant for the 2015-2017 plan.

In November 2014, the P&C Committee reviewed and approved measures and target performance levels for the fiscal 2015–2017 LTIP. The performance period for this LTIP began on October 1, 2014 and ends on September 30, 2017. For all participants, including the named executive officers, the performance measures are Ashland’s return on investment (“ROI”) and Ashland’s total shareholder return (“TSR”) performance. Each of the performance measures in the LTIP is weighted equally and evaluated separately. In choosing these measures, the P&C Committee considered the performance measures used in the other components of Ashland’s executive compensation programs. The P&C Committee believes that ROI and TSR represent an appropriate balance to the shorter-term operating income and working capital efficiency measures used in the annual incentive plan. By balancing the performance measures used, the overall program design encourages management to focus on the overall performance of Ashland and on value creation for Ashland’s shareholders.

ROI is an absolute performance measurement of the effective use of capital, and it is generally determined by dividing net income (excluding certain key items, as disclosed in Ashland’s financial statements and management exceptions) over a specified period by the average equity and debt outstanding over such period. Consistent with past practice and based on a core set of principles and adjustment criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which fiscal 2014 and 2015 operating income incentives were determined to account for the effect of foreign exchange, pension actuarial gain, restructuring severance costs, integration expenses and the sale of the Elastomers division. These adjustments are consistent with established policy. The adjustments were intended to ensure that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified.

TSR is a measure of shareholder value creation, and it is defined as the change in Ashland’s stock price plus aggregate dividend payments over the performance period divided by the stock price at the beginning of the performance period. Ashland’s TSR performance is measured against the entire S&P MidCap 400 and the S&P 500 Materials Group (the “Performance Peer Group”). Ashland believes that the use of these indices better represents shareholder interests and reduces the volatility of the TSR calculation. The use of these indices applies to the fiscal 2015-2017 LTIP grant. Ashland must achieve median performance relative to the Performance Peer Group for eligible executives to earn a target award for the TSR portion of the award. Prior Performance Unit grants that have not yet vested continue to use their established performance peer groups. No adjustments are made to Total Shareholder Return.

Each of the performance measures has a minimum performance hurdle that must be achieved to earn a payout under the stated objectives. To earn the target award for the fiscal 2015-2017 LTIP, Ashland’s TSR performance must be at the 50th percentile (median) relative to the Performance Peer Group and Ashland’s ROI performance must score at 10.1%. If the maximum performance is achieved for both ROI and TSR, the award earned is 200% of the award opportunity at target.

The following chart illustrates these award percentages based on performance levels:

Performance Level	Percent of Target Award Earned
Hurdle	25%
Target	100%
Maximum	200%

In the event performance falls between hurdle and target or target and maximum, the Performance Units are calculated on a linear basis. The earned Performance Units under the LTIP are generally paid in Ashland Common Stock.

2013-2015 LTIP Performance Unit Award Results and Payment

The fiscal 2013-2015 LTIP was paid in November 2015 for the performance period of October 1, 2012 to September 30, 2015. The following chart illustrates these award levels and the corresponding relative TSR and ROI performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group (TSR)	Percent of Target Award Earned
Hurdle	35th percentile	25%
Target	50th percentile	100%
Maximum	90th percentile	200%

Performance Level	ROI	Percent of Target Award Earned
Hurdle	8.3%	25%
Target	11.1%	100%
Maximum	13.3%	200%

For this performance period, relative TSR performance was at the 68th percentile of the applicable performance peer group, which resulted in a payout of 145.2% for the TSR performance. Ashland’s ROI, as measured against internal goals, of 9.2% yielded a score of 50.4%. This results in a total weighted average of 97.8%. The chart below provides the actual 2013-2015 LTIP payout amounts:

Named Executive Officer	Number of LTIP Units Granted	LTIP Award as a % of Target	Number of Shares Paid
Mr. Wulfsohn*	N/A	N/A	N/A
Mr. O’Brien**	32,200	97.8%	N/A	**
Mr. Willis***	1,800	97.8%	1,761
Mr. Ganz	4,700	97.8%	4,597
Mr. Fernandez-Moreno	3,500	97.8%	3,423
Mr. Mitchell	3,500	97.8%	3,423

*	Mr. Wulfsohn was not eligible for the 2013-2015 LTIP as he was not an Ashland employee at the time of the grant.

**

Mr. O’Brien’s original LTIP grant was 32,200 units; however, due to his retirement effective January 1, 2015, he received a pro-rated amount based on 27/36 months. The pro-rated number of shares earned was 23,619 with a dollar value of $2,642,730 and was paid in cash.

***	Mr. Willis’s LTIP target as a percentage of salary prior to May 3, 2013, was 45.0%. His fiscal 2013-2015 LTIP grant in November 2012 was based on 45%.

The LTIP is a performance-based plan. Actual payout levels have averaged 115.0% of target the last five years, which the Committee believes reflect the rigor of the goals set during these performance periods and the Company’s strong relative TSR (which was 145.2%, 177.6%, 157.1%, 123.5% and 193.8% for the 2013-2015, 2012-2014, 2011-2013, 2010-2012 and 2009-2011 LTIP Plans, respectively). The chart below reflects the LTIP weighted scores for each of the last five years:

LTIP Plan Year	Date of Payment	Weighted Score as a % of Target (100% Payout)
2013-2015	November, 2015	97.81%
2012-2014	December, 2014	117.25%
2011-2013	November, 2013	128.55%
2010-2012	November, 2012	111.75%
2009-2011	December, 2011	119.65%

Stock Appreciation Rights

Ashland’s SARs program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. The grants of SARs typically occur annually in November.

SARs are awarded using a variable approach based on a target value determined as a percentage of an individual’s base salary or market competitive benchmark (whichever is higher). The actual number of SARs granted is then determined by taking the target value for each participant and dividing by the Black-Scholes value for SARs using the average of the closing prices of Ashland Common Stock for the last twenty business days of the prior fiscal year.

The following calculation showing how Mr. Wulfsohn’s target fiscal 2015 SAR grant was determined is illustrative of the overall grant determination process:

Mr. Wulfsohn’s base salary as of January 1, 2015*	$1,130,000
x Target SAR value as a percent of salary:	100%

= Target fiscal 2015 SAR value:	$1,130,000
Target SAR grant: $1,130,000/$24.59** = 46,000 SARs (rounded up to the next increment of 50)

*	For all other named executive officers the calculation is based on the higher of base salary or market on date of grant, which in fiscal 2015 was November 12, 2014.

**

Black-Scholes value using the average of closing prices of Ashland Common Stock for the 20 business days ended September 30, 2014. The 20-day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual SAR grants for fiscal 2015 for Ashland’s named executive officers, other than Mr. O’Brien, were as follows:

Named Executive Officer**	SARs Target as a % of Salary	Number of SARs Granted
Mr. Wulfsohn*	100.00%	46,000
Mr. Willis	56.25%	13,100
Mr. Ganz	37.50%	7,500
Mr. Fernandez-Moreno	33.75%	6,550
Mr. Mitchell	33.75%	5,900

*	Mr. Wulfsohn received his grant January 29, 2015, with the SARs being granted at an exercise price of $117.38, the closing price of Ashland Common Stock on the NYSE on such date.

**	Due to Mr. O’Brien’s retirement effective January 1, 2015, he did not receive a SAR grant in fiscal 2015.

All SARs are based on an exercise price equal to the closing price of Ashland Common Stock on the NYSE on the date of grant and are not re-valued if the stock price declines below the exercise price. SARs expire on the tenth anniversary plus one month from the date of grant. SARs vest over a three-year period as follows: 50% vest on the first anniversary of the grant date; an additional 25% vest on the second anniversary of the grant date; and the final 25% vest on the third anniversary of the grant date.

Restricted Stock/Restricted Stock Units

Ashland’s RS program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. The grants of RS typically occur annually in November. Beginning in fiscal 2016, Ashland began issuing RSUs instead of RS for administrative convenience.

The number of shares awarded is based on a targeted percentage of the employee’s base salary or market competitive benchmark (whichever is higher). The actual number of RS granted is then determined by taking the target value for each participant and dividing by the average of the closing prices of Ashland Common Stock for the last 20 business days of the prior fiscal year. RS awards are adjusted for whole shares dividends. Fractional shares are cancelled.

The following calculation showing how Mr. Wulfsohn’s target fiscal 2015 RS grant was determined is illustrative of the overall grant determination process:

Mr. Wulfsohn’s base salary as of January 1, 2015*	$1,130,000
x Target RS value as a percent of salary:	100%

= Target fiscal 2015 RS value:	$1,130,000
Target RS grant: $1,130,000/$107.10** = 10,600 RS (rounded up to the next increment of 50)

*	For all other named executive officers, the calculation is based on the higher of base salary or market as of grant, which for fiscal 2015 was November 12, 2014.

**

Average of closing prices of Ashland Common Stock for the 20 business days ended September 30, 2014. The 20 business day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual RS annual grants for fiscal 2015 for Ashland’s named executive officers, except for Mr. O’Brien, were as follows:

Named Executive Officer**	RS Target as a % of Salary	Number of RS Granted
Mr. Wulfsohn*	100.00%	10,600
Mr. Willis	56.25%	3,100
Mr. Ganz	37.50%	1,750
Mr Fernandez-Moreno	33.75%	1,500
Mr. Mitchell	33.75%	1,400

*	Mr. Wulfsohn received his grant on January 29, 2015 at $117.38 per share, the closing price of Ashland Common Stock on the NYSE on such date.

**	Due to Mr. O’Brien’s retirement effective January 1, 2015, he did not receive a grant of RS in fiscal 2015.

RS vests over a three-year period as follows: 33.3% vest on the first anniversary of the grant date; an additional 33.3% vest on the second anniversary of the grant date; and the final 33.4% vest on the third anniversary of the grant date.

In conjunction with Mr. Wulfsohn’s new hire employment offer, he was granted an RS award of 50,000 shares ($5,953,500 grant date fair value), a portion of which was to make up for equity awards forfeited from his prior employer. The award was made in accordance with the employment inducement award exemption provided by NYSE Rule 303A.08 and such grant was not awarded under the company shareholder approved incentive plan. This award was in addition to the annual RS grant shown in the preceding table.

In connection with being named to the Executive Committee on May 1, 2015, Messrs. Fernandez-Moreno and Mitchell each received an award of 8,000 shares of restricted Ashland Common Stock ($957,600 grant date fair value) on July 15, 2015, that will vest 100% on July 15, 2018. Both awards were in addition to the annual RS grant shown in the preceding table.

In connection with the transition of the new Chief Executive Officer, Messrs. Willis and Ganz, each received an award of 7,500 shares of RS ($818,325 grant date fair value) on November 17, 2014, which vests two-thirds on November 17, 2016 and one-third on November 17, 2017, and Mr. Fernandez-Moreno received an award of 15,000 shares of RS ($1,636,650 grant date fair value) on November 17, 2014, which vests two-thirds on November 17, 2016 and one-third on November 17, 2017. These awards are in addition to the annual RS grant shown in the preceding table.

Stock Ownership Guidelines

Equity compensation encourages executives to have a long-term shareholder’s perspective in managing Ashland. Consistent with this philosophy, the P&C Committee has established stock ownership guidelines for Ashland’s executive officers and designated key employees. Employees are subject to the stock ownership requirements if they are eligible to participate in Ashland’s LTIP. Under these guidelines, each employee has five years from the date he or she becomes subject to a particular guideline to reach the minimum levels of Ashland Common Stock ownership identified by the P&C Committee.

The current ownership guidelines are the lesser of the following two metrics:

Named Executive Officer	Dollar Value of Ashland Common Stock	or	Number of Shares of Ashland Common Stock
Mr. Wulfsohn	5 x salary		125,000
Mr. Willis	3 x salary		30,000
Messrs. Ganz, Fernandez-Moreno and Mitchell	3 x salary		25,000
Range for other LTIP participants	1-3 x salary		3,500-13,000

Ashland Common Stock ownership includes the following: shares held in Ashland’s 401(k) plan and LESOP; equivalent shares held in the non-qualified deferred compensation plan; unvested RS/RSUs that will vest within five years of the ownership guidelines date; and shares held by employees outside of Ashland plans.

The P&C Committee reviews progress toward achieving the ownership guidelines for the covered employees on an annual basis. All of the named executive officers, except for Mr. O’Brien, met their stock ownership requirements. If an executive officer has not reached his or her ownership requirement under the guidelines, the P&C Committee has discretion to reduce or to not make future award grants until ownership guidelines are reached.

Risk Assessment

The Company’s compensation program is designed to motivate and reward employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. The P&C Committee asked its compensation consultant to conduct a risk assessment of the Company’s incentive compensation plans in May 2015. Based on its review of the risk assessment, a review of the Company’s internal controls and the risk mitigating components of the Company’s compensation programs, the P&C Committee determined that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Recovery “Clawback” Policy

Ashland has an Executive Compensation Recovery Policy (“Clawback Policy”) effective for plan years beginning on or after October 1, 2009, for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-related compensation. In the event of a financial restatement due to fraudulent activity or intentional misconduct as determined by the Board of Directors, the culpable executive officer is required to reimburse Ashland for incentive-related compensation paid to him or her. In addition, the Board of Directors has the discretion to determine whether any of the named executive officers will be required to repay incentive-related compensation, whether or not such named executive officer was involved in the fraudulent activity or misconduct. Ashland has a period of three years after the payment or award is made to seek reimbursement.

Anti-Hedging Policy

Ashland’s insider trading policy prohibits any director or officer from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of Ashland: (i) granted to such person by Ashland as part of the person’s compensation or (ii) held, directly or indirectly, by such person.

Anti-Pledging Policy

Ashland prohibits all its directors and officers from directly or indirectly pledging equity securities of Ashland. Under the policy, the term “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise. The equity securities attributable to a director or officer for these purposes shall include equity securities attributable to the director or officer under applicable securities laws.

Retirement Benefits

The combination of tax-qualified and non-qualified retirement plans is designed to assist the named executive officers in building savings for retirement over the term of their employment.

The Company’s pension and 401(k) plans are tax-qualified vehicles to provide retirement benefits to the named executive officers and their families. The benefits in these plans are available to most U.S.-based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors.

The benefits that may be provided under the tax-qualified plans are limited by the Internal Revenue Code of 1986, as amended (the “Code”). These plans, standing alone, do not provide sufficient retirement income to the named executive officers when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland offers the named executive officers non-qualified retirement plans that complement each other and the tax-qualified plans. A detailed description of the non-qualified plans, and a description of recent amendments to such plans, for the applicable named executive officers is included in the Pension Benefits section of this proxy statement.

The 401(k) plan contributions are also limited by law, which means their potential Ashland matching contributions are also limited. The Ashland match that could not be made to the 401(k) plan is paid to the named executive officers (as well as any affected employee) as additional compensation.

Ashland also has employee deferral plans that allow the named executive officers to annually make a separate deferral election so that the named executive officers can save amounts from their own pay in addition to amounts they are allowed to save in the savings plans.

Health and Welfare Benefits

The health of all employees is important to Ashland as is the need to provide for financial security to the families of employees who may become ill, disabled or die during active employment. To these ends, Ashland provides a wide variety of health and welfare benefit plans to a majority of its active U.S. workforce. These same plans are offered to the named executive officers for the same reasons as they are offered to the majority of the rest of the active workforce. These plans include medical, dental, vision, life, accidental death and dismemberment, business travel and accident coverage and long-term care insurance. These benefits are targeted at median competitive levels.

Executive Perquisites

Ashland provides the named executive officers and other selected executives with financial planning services (including tax preparation). All of the named executive officers participated in the financial planning program. In addition, Ashland provided Mr. Wulfsohn with housing expenses, and a related tax gross-up of such expenses, in connection with his temporary living arrangement in Covington, Kentucky.

The P&C Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The P&C Committee has determined the perquisites to be within the appropriate range of compensation practices.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination in the absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as, but not limited to, termination for cause and voluntary resignation.

A detailed description of this plan is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Change in Control Agreements

Each named executive officer has a change in control agreement that sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control. The primary purpose of these protections is to align executive and shareholder interests by enabling the executives to assess possible corporate transactions without regard to the effect such transactions could have on their employment.

A detailed description of these agreements is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

On October 5, 2015, the Personnel & Compensation Committee approved new executive change in control agreements for the named executive officers and other identified executive officers. The new change in control agreements clarify that the previously announced plan to separate Ashland into two independent, publicly traded companies will not constitute a change in control for purposes of the agreements. In addition, the new change in control agreements narrow the circumstances in which the executive will have “good reason” to resign and become entitled to receive severance following a change in control. Also, two of the prior change in control agreements entitled executives to a tax “gross-up” for excise taxes payable on certain payments made to the individual in connection with a change in control of Ashland. The new change in control agreements exclude all excise tax “gross-up” provisions and instead provide for a “best-after-tax” cutback. Except for the modifications described above, the new change in control agreements are substantially the same as the prior change in control agreements. As of November 30, 2015, all named executive officers and executive officers with prior change in control agreements have entered into the 2015 change in control agreement.

Double-Trigger Award Agreements

On July 15, 2015, the Committee approved an Amended and Restated 2015 Ashland Inc. Incentive Plan (the “2015 Incentive Plan”), which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee also approved forms of the award agreements containing the double-trigger change in control provision (the “Double-Trigger Award Agreements”). All awards granted under the 2015 Incentive Plan since this amendment have used the Double-Trigger Award Agreements.

Deductibility of Compensation

Ashland attempts to maximize the tax deductibility of the compensation paid to its executives. However, tax rules may limit the tax deductibility of certain types of non-performance based compensation paid to the named executive officers. As a result of these rules, it is expected that approximately $1,549,746 of named executive officer compensation paid in fiscal 2015 will be nondeductible.

Ashland considers the tax deductibility of compensation awarded to the named executive officers, and weighs the benefits of awarding compensation that may be nondeductible against contingencies required by the tax laws. The P&C Committee believes that in certain circumstances the benefits of awarding nondeductible compensation exceed the benefits of awarding deductible compensation that is subject to contingencies derived from the tax laws.

In addition, Ashland considers various other tax rules governing named executive officer compensation including (but not limited to) tax rules relating to fringe benefits, qualified and non-qualified deferred compensation and compensation triggered by a change in control.

Executive Performance Incentive and Retention Program

In connection with the adoption of the new change in control agreements and in consideration of the previously announced intent to separate Ashland into two independent, publicly traded companies, on October 5, 2015, the Personnel & Compensation Committee approved the Executive Performance Incentive and Retention Program for the following named executive officers and other executive officers: Messrs. Wulfsohn, Willis, Ganz, Fernandez-Moreno and Mitchell and Ms. Anne T. Schumann, Vice President and Chief Information and Administrative Services Officer.

The Executive Performance Incentive and Retention Program is designed to provide an additional incentive to remain employed by Ashland in the critical period up to the separation of Ashland and by new Ashland or Valvoline following the separation, and to provide increased alignment between executives and shareholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service.

On November 18, 2015, the P&C Committee approved the following terms and grants of performance-based restricted shares under the 2015 Incentive Plan for the named executive officers:

Name	Dollar Value of Performance-Based Restricted Stock at Target	Number of Shares of Performance-Based Restricted Stock at Target	Grant Amount: Number of Shares of Performance-Based Restricted Stock at Maximum
Mr. Wulfoshn	2x base salary and target incentive compensation	47,482	94,964
Mr. Willis	2x base salary and target incentive compensation	19,959	39,918
Mr. Ganz	2x base salary and target incentive compensation	17,094	34,188
Mr. Fernandez-Moreno	2x base salary and target incentive compensation	17,548	35,096
Mr. Mitchell	2x base salary and target incentive compensation	15,808	31,616

In connection with the separation, a pro-rated portion of the performance-based restricted shares (such proration to be determined based on the period elapsed between October 1, 2015 and the closing of the separation, but in any event no less than two-thirds of the shares) can convert into a number of time-vesting restricted shares (“TVRS”) of either new Ashland or Valvoline (depending on which entity employs the executive officer immediately following the separation) based on the combined weighted-average TSR of new Ashland and Valvoline, relative to the TSR of a group of peer companies, over the period beginning October 1, 2015 and ending on the 120th day following the closing of the separation. If the transaction occurs after November 18, 2018, 100% of the grant will be subject to the TSR performance metric.

The performance-based restricted shares were granted at the “Maximum” performance level, and will be forfeited in the event TSR performance is achieved below maximum and if the transaction occurs prior to November 18, 2018. “Maximum” performance is defined as 90th percentile or greater TSR performance relative to the peer group and will result in 100% of performance-based restricted shares subject to the performance goal converting into TVRS. “Target” performance is defined as 50th percentile TSR performance relative to the peer group and will result in 50% of the performance-based restricted shares subject to the performance goal converting into TVRS. “Threshold” performance is defined as 35th percentile TSR performance relative to the peer group and will result in 12.5% of the performance-based restricted shares subject to the performance goal converting into TVRS. TSR performance below the 35th percentile will result in 0% of the performance-based restricted shares that are subject to the performance goal converting into TVRS. Any performance-based restricted shares subject to the TSR performance goal that are not converted into TVRS will be forfeited.

As described above, the number of shares that are subject to the TSR performance goal will depend on the timing of the separation. The shares that are not subject to the TSR performance goal will convert into TVRS at “Target” level. In no event will more than one-sixth of the shares awarded convert into TVRS without being subject to the TSR performance goal.

The TVRS will generally cliff vest upon the third anniversary of the grant date, so long as the participant remains employed through the vesting date. The TVRS held by Mr. Wulfsohn will generally cliff vest on the fourth anniversary of the grant date, so long as he remains employed through the vest date. If the Board decides in its discretion that the Company should not go forward with the separation, all awards under this Executive Performance Incentive and Retention Program will be forfeited.

The Award Agreements contain change in control provisions governing the Executive Incentive Performance and Retention Program Awards and the awards are excluded from coverage under the 2015 change in control agreements. Termination for Good Reason under Change in Control Agreement Section A(15)(a) (significant diminution of position, duties, responsibilities or status with the Company) does not exist under the Executive Performance Incentive and Retention Program and if an executive terminated employment for Good Reason based upon this particular provision, the Executive Performance Incentive and Retention Program Award would be forfeited in its entirety. However, in the fourth year of vesting, if Mr. Wulfsohn’s duties are reduced, he could invoke this Good Reason provision.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The P&C Committee has reviewed the Compensation Discussion and Analysis appearing on pages 25 through 46 of this proxy statement and discussed it with management. Based on its review and discussions with management, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2015 and Ashland’s proxy statement for its 2016 Annual Meeting of Shareholders. This report is provided by the following independent directors who comprise the P&C Committee:

PERSONNEL AND COMPENSATION COMMITTEE

Barry W. Perry, Chair

Vada O. Manager

George A. Schaefer, Jr.

Janice J. Teal

Michael J. Ward

The P&C Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the P&C Committee report by reference.

Summary Compensation Table

The following table is a summary of compensation information for the last three fiscal years, the most recent of which ended September 30, 2015, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2015. Mr. O’Brien, Ashland’s former Chief Executive Officer who retired effective January 1, 2015, is included in the tables below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Compen- sation (3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. A. Wulfsohn	2015	791,000	-	9,775,279	1,413,580	1,340,949	-	42,560	13,363,368
Chairman of the Board and Chief Executive Officer

J. J. O’Brien	2015	511,106	-	-	-	368,035	438,767	50,099	1,368,007
Former Chairman of the Board	2014	1,223,876	-	3,575,863	1,751,496	1,556,261	1,241,218	71,800	9,420,514
and Chief Executive Officer	2013	1,205,386	-	2,366,700	3,200,370	104,965	-	77,469	6,954,890

J. K. Willis	2015	509,615	-	1,893,473	402,039	489,506	877,637	36,765	4,209,035
Senior Vice President and	2014	421,154	-	964,877	471,960	450,586	926,363	34,201	3,269,141
Chief Financial Officer	2013	307,485	-	282,277	273,467	18,481	-	18,844	900,554

P. J. Ganz	2015	499,527	-	1,436,370	230,175	379,293	-	96,252	2,641,617
Senior Vice President,	2014	481,672	-	531,060	258,704	386,832	-	41,656	1,699,924
General Counsel and Secretary,	2013	468,784	-	345,450	463,605	25,584	-	162,225	1,465,648
and Chief Compliance Officer

L. Fernandez-Moreno	2015	491,786	-	3,129,225	201,020	287,484	-	77,840	4,187,355
Senior Vice President and	2014	456,457	-	2,842,320	227,240	306,120	-	40,537	3,872,674
President, Chemicals Group

S. J. Mitchell	2015	427,652	-	1,444,723	181,071	485,816	578,176	53,845	3,171,283
Senior Vice President and	2014	411,078	-	442,609	216,752	384,551	449,291	47,109	1,951,390
President, Valvoline	2013	388,522	-	257,250	343,965	396,726	288,661	41,464	1,716,588

(1)

The values in column (e) represent the aggregate grant date fair value of fiscal 2015-2017 LTIP and RS awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (e) are found in Note P to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (the “2015 Form 10-K”) and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table. For LTIP awards, the grant date fair value is based on the probable outcome of performance conditions. The grant date fair values of fiscal 2015-2017 LTIP awards assuming the maximum level of performance are as follows: Mr. Wulfsohn, $5,155,101; Mr. O’Brien, $0; Mr. Willis, $1,450,253; Mr. Ganz, $840,903; Mr. Fernandez-Moreno, $731,220; and Mr. Mitchell, $658,098.

(2)

The values in column (f) represent the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (f) are found in Note P to the Notes to Consolidated Financial Statements included in the 2015 Form 10-K and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table.

(3)	The values in column (g) represent the amounts earned with respect to annual incentive awards under the 2015 Annual Incentive Plan.

(4)

Ashland’s non-qualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, for 2015 the amounts in column (h) represent only the one-year change between September 30, 2014 and September 30, 2015 in the present value of accrued benefits under Ashland’s qualified and non-qualified defined benefit plans. The change in Mr. O’Brien’s present value of pension benefits is the difference between the values at September 30, 2014 and January 1, 2015, the date his employment ended and his benefit accruals ceased. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement.

The present values at September 30, 2014 and September 30, 2015 (January 1, 2015 in the case of Mr. O’Brien) were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans).

(5)	Amounts reported in column (i) for fiscal 2015 are composed of the following items:

	W.A. Wulfsohn	J.J. O’Brien	J.K. Willis	P.J. Ganz	L. Fernandez- Moreno	S.J. Mitchell
Ashland 401(k) Plan Match (a)	$-	$14,213	$17,620	$21,595	$21,595	$36,138
Supplemental Ashland 401(k) Plan Match (b)	-	13,251	5,115	5,270	5,078	3,817
Ashland Contribution to Non-Qualified Defined Contribution Plan (c)	-	-	-	50,527	42,445	-
Life Insurance Premiums (d)	878	808	921	1,222	1,222	1,344
Tax Reimbursement for Housing Expenses	14,592	-	-	-	-	-
Other (e)	27,090	21,827	13,109	17,638	7,500	12,546

Total	$42,560	$50,099	$36,765	$96,252	$77,840	$53,845

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Ashland 401(k) Plan.

(b)

The amounts in this row represent payments by Ashland to the named executive officers that would have been made as matching contributions to the Ashland 401(k) Plan, but for the limitations placed on such contributions under the Code.

(c)	The amounts in this row represent the contributions by Ashland to the account of the named executive officers pursuant to the Non-Qualified Defined Contribution Plan.

(d)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(e)

In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive officer is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite or personal benefit must be identified by type, and if the amount of a perquisite or personal benefit exceeds the greater of $25,000 or 10% of total perquisites and personal benefits, its value must be disclosed. The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services. For Mr. Wulfsohn, this row also includes temporary housing expenses. None of these items exceeded the greater of $25,000 or 10% of total perquisites as a category for any named executive officer.

Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual and long-term incentive awards, SARs and RS granted during fiscal 2015 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock And Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)	Options (#) (4)	Awards ($/Sh)	Awards ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
W. A. Wulfsohn		271,200	1,356,000	2,034,000
	01/29/15				5,288	21,150	42,300				2,577,551
	01/29/15								46,000	$117.38	1,413,580
	01/29/15							10,600			1,244,228
	01/02/15							50,000			5,953,500

J. J. O’Brien		295,306	1,476,528	2,214,792

J. K. Willis		99,000	495,000	742,500
	11/12/14				1,488	5,950	11,900				725,127
	11/12/14								13,100	$112.91	402,039
	11/17/14							7,500			818,325
	11/12/14							3,100			350,021

P. J. Ganz		76,710	383,550	575,325
	11/12/14				863	3,450	6,900				420,452
	11/12/14								7,500	$112.91	230,175
	11/17/14							7,500			818,325
	11/12/14							1,750			197,593

L. Fernandez-Moreno		75,940	379,701	569,552
	11/12/14				750	3,000	6,000				365,610
	11/12/14								6,550	$112.91	201,020
	07/15/15							8,000			957,600
	11/17/14							15,000			1,636,650
	11/12/14							1,500			169,365

S. J. Mitchell		78,408	392,040	588,060
	11/12/14				675	2,700	5,400				329,049
	11/12/14								5,900	$112.91	181,071
	07/15/15							8,000			957,600
	11/12/14							1,400			158,074

(1)

The dollar amounts in these columns represent the potential annual incentive payouts under the 2015 Annual Incentive Plan for fiscal 2015. The actual dollar amounts earned will be paid in December 2015 and are included in column (g) in the fiscal 2015 row of the Summary Compensation Table.

(2)	The amounts in these columns represent potential payments under LTIP awards for the fiscal 2015-2017 performance period under the 2011 Incentive Plan.

(3)

Grants made on November 12, 2014, were made in accordance with the 2015 Long-Term Equity Incentive Compensation program and vest one-third in each of the next three years. On January 2, 2015, Mr. Wulfsohn received 50,000 shares of restricted Ashland Common Stock as an inducement award (the “Inducement Award”) separate from a shareholder approved incentive plan in accordance with an exemption provided by NYSE Rule 303A.08. The Inducement Award will vest 50% on January 2, 2016 and 50% on January 2, 2017. On January 29, 2015, in accordance with the 2015 Long-Term Equity Incentive Compensation program, Mr. Wulfsohn received 10,600 shares of restricted Ashland Common Stock under the 2011 Incentive Plan which will vest one-third in each of the next three years. On November 17, 2014, Mr. Fernandez-Moreno received a grant of 15,000 shares of restricted Ashland Common Stock pursuant to the 2011 Incentive Plan. The grant will vest as follows: 10,000 shares on November 17, 2016, and 5,000 shares on November 17, 2017. On November 17, 2014, Messrs. Willis and Ganz each received a grant of 7,500 shares of restricted Ashland Common Stock pursuant to the 2011 Incentive Plan. The grants will vest as follows: 5,000 shares on November 17, 2016, and 2,500 shares on November 17, 2017. On July 15, 2015, Messrs. Fernandez-Moreno and Mitchell received a grant of 8,000 shares each of restricted Ashland Common Stock pursuant to the 2015 Incentive Plan. The grants will vest in full on July 15, 2018.

(4)

The amounts in column (j) represent the number of shares of Ashland Common Stock that may be issued to named executive officers on exercise of SARs granted under the 2011 Incentive Plan in fiscal 2015. Except for Mr. Wulfsohn, all SARs were granted at an exercise price of $112.91 per share, the closing price of Ashland Common Stock as reported on the NYSE on November 12, 2014, the date of grant. Mr. Wulfsohn’s SARs were granted at an exercise price of $117.38 per share, the closing price of Ashland Common Stock as reported on the NYSE on January 29, 2015, the date of grant.

(5)

The dollar amounts in column (l) are calculated in accordance with FASB ASC Topic 718 and assume (i) payment of Performance Unit awards at target using a Monte-Carlo simulation valuation for the TSR portion ($108.44 per unit for the ROI portion and $135.29 per unit for the TSR portion, for a weighted average price of $121.87 per unit); (ii) valuation of all SARs using the Black-Scholes valuation model ($30.69 per SAR granted on November 12, 2014, and $30.73 per SAR granted on January 29, 2015) and (iii) the grant date fair value for RS awards using the closing price of Ashland Common Stock of $112.91 on November 12, 2014, $109.11 on November 17, 2014, $119.07 on January 2, 2015, $117.38 on January 29, 2015, and $119.70 on July 15, 2015, all reported on the NYSE. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2015, see Note P to the Notes to Consolidated Financial Statements in the 2015 Form 10-K.

Annual Incentive Compensation

Incentive compensation for executives is primarily awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business segments. Awards for other executives and employees are based upon the performance of Ashland’s divisions. Awards for division employees are based primarily on division performance.

The performance hurdle, target and maximum objectives for fiscal 2015 included measures of Operating Income and Working Capital Efficiency, as well as a “safety modifier.” The Compensation Discussion and Analysis section in this proxy statement discusses the fiscal 2015 performance goals as well as other aspects of this program.

Long-Term Incentive Plan - Performance Units

Performance Unit awards, granted under the LTIP, are available to certain key employees. These awards are long-term incentives tied to Ashland’s return on investment (ROI) and total shareholder return (TSR) over the performance period. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of Performance Units awarded is based on the employee’s salary or midpoint of salary band depending on salary band. The Compensation Discussion and Analysis section in this proxy statement discusses fiscal 2015-2017 LTIP awards.

Stock Appreciation Rights

Ashland’s employee SARs program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of SARs to be granted annually to key employees, a target number of shares for each employee band level is established. All SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of SARs occurs over a period of three years, as more fully described in footnote (1) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. SARs are not re-valued if the stock price declines below the grant price. The Compensation Discussion and Analysis section in this proxy statement discusses the aspects of this program.

Restricted Stock/Restricted Stock Units

Ashland’s RS program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. In determining the amount of RS to be granted annually to key employees, a target number of shares for each employee band level is established. All RS is granted with a price equal to the fair market value of Ashland’s Common Stock on the date of grant. Vesting of the annual grant of RS occurs over a period of three years, as more fully described in footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

The P&C Committee may award restricted shares of Ashland Common Stock and/or restricted share units to named executive officers. RS awards are intended to reward superior performance and encourage continued employment with Ashland. For vesting periods applicable to restricted Ashland Common Stock granted to named executive officers, see footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

RS may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividends are paid on the restricted shares with additional shares of RS which are subject to the same vesting requirements. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. Beginning in fiscal 2016, Ashland began granting RSUs in lieu of RS. The terms of the RSUs are generally the same as RS, except RSUs will not have voting rights and will not be counted as outstanding shares.

Mr. Wulfsohn received his Inducement Award pursuant to a separate award agreement. The award vests 50% after one year and 50% after the second year. If Mr. Wulfsohn is terminated prior to vesting for reasons other than cause, he will be paid in cash an amount equal to the value of the shares on the date of grant. The shares may not be sold, assigned or transferred during the restricted period. Dividends are paid with additional shares of RS which are subject to the same vesting requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding SARs, Performance Units and RS held by each of the named executive officers as of September 30, 2015.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (1) (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#) (c)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($) (j)
W. A. Wulfsohn	0	46,000	(4)	0	117.38	2/28/2025
							61,176	6,155,529
									21,150	2,128,113

J. J. O’Brien (10)	25,050	0		0	89.69	12/13/2023
	60,250	0		0	70.37	12/14/2022
							23,619	2,376,544
									26,900	2,706,678

J. K. Willis	0	13,100	(5)	0	112.91	12/12/2024
	6,750	6,750	(6)	0	89.69	12/13/2023
	1,966	657	(7)	0	87.86	06/03/2023
	1,450	1,450	(8)	0	70.37	12/14/2022
	1,225	0		0	55.56	01/02/2022
							16,759	1,686,291
									13,150	1,323,153

P. J. Ganz	0	7,500	(5)	0	112.91	12/12/2024
	3,700	3,700	(6)	0	89.69	12/13/2023
	11,625	3,875	(8)	0	70.37	12/14/2022
	3,300	0		0	55.56	01/02/2022
							15,301	1,539,587
									7,450	749,619

L. Fernandez-Moreno	0	6,550	(5)	0	112.91	12/12/2024
	3,250	3,250	(6)	0	89.69	12/13/2023
	0	2,875	(9)	0	69.15	12/26/2022
							49,785	5,009,367
									6,400	643,968

S. J. Mitchell	0	5,900	(5)	0	112.91	12/12/2024
	3,100	3,100	(6)	0	89.69	12/13/2023
	8,625	2,875	(8)	0	70.37	12/14/2022
	9,700	0		0	55.56	01/02/2022
	9,300	0		0	51.86	12/17/2020
	12,300	0		0	65.78	12/15/2016
							14,027	1,411,397
									6,000	603,720

(1)

The numbers in columns (b) and (c) relate to SARs which vest over a three-year period measured from the date of grant. Fifty percent vest after the first year and 25% vest in each of the remaining two years.

(2)

The numbers in column (g) and the dollar values in column (h) represent the number of shares earned for the fiscal 2013-2015 LTIP performance period (which is payable in stock or cash) and/or unvested RS. The number of shares of Ashland Common Stock earned for the fiscal 2013-2015 LTIP awards was determined by the P&C Committee in November 2015 and became vested when paid in November 2015. For Messrs. Willis, Ganz, Fernandez-Moreno and Mitchell, the amount reported in columns (g) and (h) represent 1,761; 4,597; 3,423; and 3,423 shares of Ashland Common Stock, respectively. For Mr. O’Brien, this amount includes 23,619 shares of Ashland Common Stock, which is the pro-rated amount based on 27/36 months worked and which was paid in cash.

The following paragraphs list the unvested RS as of September 30, 2015 for each named executive officer. Unless otherwise noted, the RS vests 33.3% at the end of year one, 33.3% at the end of year two and 33.4% at the end of year three.

For Mr. Wulfsohn, the amounts reported in columns (g) and (h) represent (a) 50,000 RS granted on January 2, 2015 under the Inducement Award that will vest 25,000 shares on January 2, 2016, and 25,000 shares on January 2, 2017, and 476 RS earned from dividends and (b) 10,600 RS granted on January 29, 2015, and 100 RS earned from dividends.

For Mr. Willis, the amounts reported in columns (g) and (h) also represent the following: (a) 1,707 RS granted on May 3, 2013, that will vest 100% on May 3, 2016, and 62 RS earned from dividends; (b) 2,467 RS remaining from a grant of 3,700 RS granted on November 13, 2013, and 64 RS earned from dividends; (c) 3,100 RS granted on November 12, 2014, and 28 RS earned from dividends; and (d) 7,500 RS granted on November 17, 2014, that will vest 5,000 shares on November 17, 2016; 2,500 shares on November 17, 2017, and 70 RS earned from dividends.

For Mr. Ganz, the amounts reported in columns (g) and (h) also represent the following: (a) 1,333 RS remaining from a grant of 2,000 RS granted on November 13, 2013, and 36 RS earned from dividends; (b) 1,750 RS granted on November 12, 2014, and 15 RS earned from dividends; and (c) 7,500 RS granted on November 17, 2014, that will vest 5,000 shares on November 17, 2016; 2,500 shares on November 17, 2017, and 70 RS earned from dividends.

For Mr. Fernandez-Moreno, the amounts reported in columns (g) and (h) also represent the following: (a) 1,200 RS remaining from a grant of 1,800 RS granted on November 13, 2013, and 30 RS earned from dividends; (b) 10,000 RS remaining from a grant of 15,000 RS granted on November 13, 2013, with 5,000 shares that vested on November 13, 2015; 5,000 shares that will vest on November 13, 2017, and 262 RS earned from dividends; (c) 10,000 RS granted on May 14, 2014, that will vest 100% on May 14, 2017, and 187 RS earned from dividends; (d) 1,500 RS granted on November 12, 2014, and 13 RS earned from dividends; (e) 15,000 RS granted on November 17, 2014, that will vest 10,000 shares on November 17, 2016 and 5,000 shares on November 17, 2017, and 141 RS earned from dividends; and (f) 8,000 RS granted on July 15, 2015, that will vest 100% on July 15, 2018, and 29 RS earned from dividends.

For Mr. Mitchell, the amounts reported in columns (g) and (h) include the following: (a) 1,133 RS remaining from a grant of 1,700 RS granted November 13, 2013, and 30 RS earned from dividends; (b) 1,400 RS granted on November 12, 2014 and 12 RS earned from dividends; and (c) 8,000 RS granted on July 15, 2015, that will vest 100% on July 15, 2018, and 29 RS earned from dividends.

(3)

The numbers in column (i) represent the estimated units granted through September 30, 2015, under the LTIP for the fiscal 2014-2016 and the fiscal 2015-2017 performance periods. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the units identified in column (i). The dollar value is computed by converting the units to shares of Ashland Common Stock on a one-for-one basis. The number of shares is then multiplied by the closing price of Ashland Common Stock of $100.62 as reported on the NYSE on September 30, 2015. Payment, if any, under the LTIP will generally be made in Ashland Common Stock for the fiscal 2014-2016 and the fiscal 2015-2017 performance periods, except for Mr. O’Brien, who will be paid in cash.

(4)	These numbers relate to SARs granted on January 29, 2015, that vest over the three-year period referenced in footnote (1) above.

(5)	These numbers relate to SARs granted on November 12, 2014, that vest over the three-year period referenced in footnote (1) above.

(6)	These numbers relate to SARs granted on November 13, 2013, that vest over the three-year period referenced in footnote (1) above.

(7)	These numbers relate to SARs granted on May 3, 2013, that vest over the three-year period referenced in footnote (1) above.

(8)	These numbers relate to SARs granted on November 14, 2012, that vest over the three-year period referenced in footnote (1) above.

(9)	These numbers relate to SARs granted on November 26, 2012, that vest over the three-year period referenced in footnote (1) above.

(10)	In connection with his retirement, Mr. O’Brien forfeited 9,149 RS and 51,800 SARs.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2015 upon the exercise of SARs and Performance Unit awards and the vesting of RS.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)(3)	Value Realized on Vesting (2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
W. A. Wulfsohn	0	0	0	0

J. J. O’Brien	195,900	12,037,870	61,309	7,139,474

J. K. Willis	0	0	14,818	1,644,720

P. J. Ganz	0	0	24,785	2,935,941

L. Fernandez-Moreno	8,625	502,943	5,672	640,085

S. J. Mitchell	0	0	6,669	776,314

(1)	The amounts in column (b) represent the gross number of shares acquired on exercise of SARs. The amounts in column (c) represent the value realized on exercise.

(2)

For Messrs. Willis, Ganz and Mitchell, the amounts in column (d) represent the shares of Ashland Common Stock received in settlement of the fiscal 2012-2014 LTIP. Mr. O’Brien received his settlement in cash in lieu of shares. The dollar amounts in column (e) represent the value of the fiscal 2012-2014 LTIP (computed by multiplying the number of shares awarded by $116.74, the closing price of Ashland Common Stock as reported on December 2, 2014, the date the P&C Committee approved the payment). The weighted score for the 2012-2014 LTIP was 117.3%.

(3)

The amounts in column (d) also include the following RS vestings: (i) Mr. O’Brien received 4,560 shares with the value included in column (e) using the Ashland Common Stock closing price of $112.85 on November 13, 2014; (ii) Mr.Willis received 1,247 shares, with the value included in column (e) using the Ashland Common Stock closing price of $112.85 on November 13, 2014, and he received 10,522 shares with the value included in column (e) using the Ashland Common Stock closing price of $109.11 on November 17, 2014; (iii) Mr.Ganz received 672 shares with the value included in column (e) using the Ashland Common Stock closing price of $112.85 on November 13, 2014, and he received 15,788 shares with the value included in column (e) using the Ashland Common Stock closing price of $119.60 on July 13, 2015; (iv) Mr. Fernandez-Moreno received 5,672 shares with the value included in column (e) using the Ashland Common Stock closing price of $112.85 on November 13, 2014; and (v) Mr. Mitchell received 572 shares, with the value included in column (e) using the Ashland Common Stock closing price of $112.85 on November 13, 2014.

Pension Benefits

The following table shows the actuarial present value of the named executive officers’ (other than William A. Wulfsohn, Peter J. Ganz and Luis Fernandez-Moreno) accumulated benefits under each of Ashland’s qualified and non-qualified pension plans, calculated as of September 30, 2015. Messrs. Wulfsohn, Ganz and Fernandez-Moreno are not eligible to participate in the Pension Plan, the Excess Plans or the SERP (as defined in footnote 1). Mr. Wulfsohn joined Ashland on January 1, 2015, Mr. Ganz joined Ashland in July 2011 and Mr. Fernandez-Moreno joined Ashland in November 2012, and these plans were closed to new employees on January 1, 2011.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. J. O’Brien (3)	Ashland Hercules Pension Plan	35 years 7 months	1,282,293	1,282,293

	Ashland Inc. Excess Benefit Pension Plan	35 years 7 months	4,918,650	4,918,650

	Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	20 years	7,775,076	7,775,076

J. K. Willis	Ashland Hercules Pension Plan	26 years 9 months	863,149	0

	Ashland Inc. Excess Benefit Pension Plan	26 years 9 months	343,220	0

	Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	20 years	2,285,908	0

S. J. Mitchell	Ashland Hercules Pension Plan	17 years 5 months	217,162	0

	Ashland Inc. Excess Benefit Pension Plan	17 years 5 months	83,009	0

	Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	18 years 5 months	3,404,221	0

(1)

The Ashland Hercules Pension Plan (the “Pension Plan”) is a tax-qualified plan under Section 401(a) of the Code. The Ashland Inc. Excess Benefit Pension Plan (the “Ashland Excess Plan”) and the Hercules Inc. Employee Pension Restoration Plan (the “Hercules Excess Plan” and together with the Ashland Excess Plan, the “Excess Plans”) are non-qualified plans that are coordinated with the tax-qualified plan. The Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (the “SERP”) is a non-qualified plan. The material terms of each of these plans are described in the narrative below.

(2)

The maximum number of years of credited service under the SERP is 20 years. The number of years of service for the SERP is measured from the date of hire. The number of years of service under the Pension Plan and the Excess Plans is measured from the date the named executive officer began participating in the Pension Plan.

(3)

Mr. O’Brien retired effective January 1, 2015. Therefore, the present value of his accumulated benefit is calculated as of January 1, 2015. Because of rules under Section 409A of the Code, the distribution of Mr. O’Brien’s benefits under the Excess Plan and SERP was delayed until July 2015.

Assumptions

The present values of the accumulated benefits were calculated as of September 30, 2015 (except for Mr. O’Brien), based on the earliest age a participant could receive an unreduced benefit. For Mr. Willis, age 62 is the earliest age that an unreduced benefit is available under the qualified Pension Plan and the applicable non-qualified Excess Plan because his benefits are calculated under the traditional annuity pension formula. For Mr. Mitchell, age 55 is the earliest age he may receive unreduced benefits under the qualified

Pension Plan and the non-qualified Ashland Excess Plan because his qualified Pension Plan benefits are calculated under the cash balance pension formula. Mr. O’Brien retired effective January 1, 2015. Therefore, the present value of his accumulated benefit was calculated as of January 1, 2015. The programs were closed to new employees on January 1, 2011.

Mr. Willis has a benefit in Ashland’s qualified LESOP. The LESOP was completely allocated on March 31, 1996, and no additional benefits are accruing. The LESOP and the qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension Benefits table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan. Mr. O’Brien elected to receive 100% of his vested LESOP account in stock.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension Benefits table for the SERP benefit for applicable named executive officers is the net benefit under the SERP, after applicable reductions. The reductions referred to in this paragraph are described in the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officer has at least 20 years of service under the plan. Mr. Willis is the only currently employed named executive officer that has at least 20 years of service. Mr. O’Brien retired with 20 years of service.

The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from Note M to the Notes to Consolidated Financial Statements in the 2015 Form 10-K.

Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code Section 401(a). The Pension Plan provides retirement income for eligible participants. Beginning in January 2011, the Pension Plan was closed to new participants and to additional credits in the retirement growth account.

The Pension Plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the Traditional Benefit/Annuity Formula section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see the description in the Retirement Growth Account Benefit/Cash Balance Formula section below). In general, participants who were actively employed on June 30, 2003, with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. At termination from employment, the participant may elect to transfer the LESOP offset account to the Pension Plan and receive an unreduced Pension Plan benefit.

Years of service in addition to what is actually incurred under the Pension Plan cannot be granted. However, in the case of an acquisition, prior service with the acquired business is often counted for purposes of vesting and eligibility, but not for purposes of benefit accrual under the annuity benefit formula. These same rules apply equally to the Excess Plans.

Traditional Benefit/Annuity Formula

Under this formula, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code Section 401(a)(17). For all other participants, compensation includes bonus amounts. This applies to both the annuity formula and the cash balance formula. The final average compensation formula is the average for a 48 consecutive month period producing the highest average for the last 120 months of credited service. For participants who were employees of Hercules prior to the acquisition, the final average compensation is the average for the 60 consecutive month period producing the highest average for the last 120 months of credited service.

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service, which means years as a participant in the plan up to a maximum of 35 years)

For participants who were employees of Hercules prior to the acquisition, the annual annuity benefit formula is:

(1.2% x final average compensation up to $53,400) + (1.6% x final average compensation exceeding $53,400)

x

(years of credited service)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit/Cash Balance Formula

Under this formula, contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate is from a minimum of 4.0% to a maximum of 7.0% and is set at the beginning of each plan year. The interest rate for fiscal 2015 was 4.0%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive an unreduced benefit is at age 55 with at least five years of service.

Non-Qualified Excess Defined Benefit Pension Plans (Excess Plans) and Non-Qualified Supplemental Defined Contribution Plan (NQDC Plan)

The Excess Plans are unfunded, non-qualified plans providing a benefit payable, based on the applicable named executive officer’s pension plan eligibility, equal to the difference between the benefit under the Pension Plan in the absence of the Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan.

The Excess Plans cover employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code Section 401(a)(17) or Section 415(b) and (ii) who are not terminated for cause as defined in the Excess Plans. For purposes of computing the Excess Plans’ benefits, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plans.

The benefit under the Excess Plans is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service. Messrs. O’Brien, Willis and Mitchell participate in an Excess Plan.

The NQDC Plan is an unfunded, non-qualified plan that provides a contribution equivalent to the company match and supplemental company contributions on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the qualified 401(k) plan. The account balance may be invested in the mutual funds available in the Employees’ Deferral Plan (described on page 59). The benefit payable under the NQDC Plan will be made in installments or as a lump sum based on distribution elections. Named executive officers and certain other highly compensated participants cannot begin to receive distributions for six months following separation from service. Messrs. Wulfsohn, Ganz and Fernandez-Moreno participate in the NQDC Plan. The NQDC Plan was amended on May 13, 2015 to fix the Substitute Contribution at four percent (4%) of Participant’s Incentive Compensation, Excess Base Compensation and Excess Base Compensation Deferrals for the Plan Year, as defined in the NQDC Plan. In addition, the one-year service requirement was removed from the NQDC Plan allowing immediate participation in the NQDC Plan upon hire.

Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, non-qualified plan allowing designated employees to retire prior to their sixty-fifth birthday without an immediate substantial loss of income. This Plan is a supplemental retirement arrangement for a select group of management participating in the Plan as of December 31, 2010. Beginning January 1, 2011, the eligibility for this program was restricted to employees participating in the Ashland Hercules Traditional Pension Plan who were subsequently promoted into an executive level position, on or after January 1, 2011. Employees not eligible for the Ashland Hercules Traditional Pension Plan who would have otherwise been eligible to participate in the SERP will now participate only in the NQDC Plan.

The SERP benefit formula covering the applicable named executive officers and certain other designated executive level participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20 years. For this purpose, the final average compensation formula is total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

The applicable named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan);

•	The participant’s Excess Plans benefit; and

•	50% of any shares of Ashland Common Stock that could not be allocated to the participant’s account in the LESOP due to Code limits.

SERP benefits become vested upon attaining three years of service. Messrs. Willis and Mitchell are vested in the SERP, however, Mr. Willis is not retirement eligible. Mr. O’Brien retired on January 1, 2015, and commenced his SERP benefits in July 2015.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the applicable named executive officers and certain other highly compensated participants cannot begin until six months after separation from service.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach in the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

Ordinarily, years of service in addition to what is actually incurred are not granted. However, in the case of an acquisition, prior service with the acquired business is counted for purposes of vesting but not for calculating benefits under the SERP.

The SERP was amended on July 15, 2015 to stipulate designated employees participating in the SERP as of December 30, 2010 shall continue to have their benefit calculated on 36 months out of the 84 months before retirement that produces the highest average. Designated employees entering the SERP on or after January 1, 2011 shall have their benefit calculated on 60 months out of 120 months before retirement that produces the highest average. On November 18, 2015, the P&C Committee took action to close the SERP to those participating in the Ashland Hercules Traditional Pension Plan who receive an executive level promotion. The SERP is now closed to all new participants.

Non-Qualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding non-qualified deferred compensation for fiscal 2015.

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings/ (Investment Change) in Last FY (3) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2015 ($) (f)
W. A. Wulfsohn	0	0	0	0	0

J. J. O’Brien	0	0	508,586	5,764,943	11,173,055

J. K. Willis	0	0	(30,060)	20,020	1,505,199

P. J. Ganz	135,928	48,684	(15,534)	0	262,530

L. Fernandez-Moreno	0	40,496	(2,869)	0	55,808

S. J. Mitchell	85,530	0	(130,597)	0	6,364,231

(1)

The value for Mr. Ganz in column (b) relates to the deferral of a portion of his annual incentive compensation award paid in December 2014, which was included in the Summary Compensation Table for fiscal 2014. The value for Mr. Mitchell included in column (b) relates to the deferral of a portion of his salary in fiscal 2015 and is included in column (c) of the Summary Compensation Table in this proxy statement.

(2)

The value in column (c) for Messrs. Ganz and Fernandez-Moreno relates to a contribution equivalent to the company match and supplemental company contributions on annual incentive compensation and base pay in excess of limits established under Code Section 401(a)(17) and not permitted in the qualified 401(k) plan. This amount is reported in column (i) of the Summary Compensation Table (inclusive of taxes) in this proxy statement. Mr. Wulfsohn will begin to receive Ashland contributions in the NQDC Plan beginning in fiscal 2016.

(3)

Aggregate earnings are composed of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

Ashland Inc. Employees’ Deferral Plan

The Employees’ Deferral Plan is an unfunded, non-qualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 100% of their incentive compensation and/or Performance Unit awards contributed to the plan. Elections to defer compensation must be made in the calendar year prior to the calendar year in which payment is received.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in Ashland Common Stock units must remain so invested and must be distributed as Ashland Common Stock. Beginning with January 2016, LTIP deferrals paid in stock must be invested in Ashland Common Stock and must remain unchanged. In all other events, participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

A description of the NQDC Plan is included in the narrative to the Pension Benefits table in this proxy statement.

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2015. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2015, the last day of the 2015 fiscal year. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (6) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (7) ($) (d)	Retirement (8) ($) (e)	Change in Control without Termination (9) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (10) ($) (g)
W. A. Wulfsohn
Cash severance	2,309,981	0	0	0	0	7,507,981
Accelerated SARs (1)	0	0	0	0	0	0
Restricted stock (11)	5,953,500	5,953,500	0	0	1,124,529	5,953,500
LTIP (2)	709,364	709,364	0	709,364	2,128,113	0
Incentive compensation (3)	1,340,949	1,340,949	0	1,340,949	1,340,949	0
Welfare benefit	3,121	0	0			31,968
Outplacement	7,000	0	0	0	0	7,000
Financial planning	12,500	0	0	0	0	12,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$10,336,415	$ 8,003,813	$0	$2,050,313	$4,593,591	$13,512,948

J. J. O’Brien (12)
Cash severance				0
Accelerated SARs (1)				0
Restricted stock (10)				0
LTIP (2)				4,181,026
Incentive compensation (3)				368,035
Welfare benefit				0
Outplacement				0
Financial planning				0
280G excise tax gross-up (4)				0
Present value of retirement benefits (5)				0

Total	$0	$ 0	$0	$4,549,061	$0	$0

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (6) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (7) ($) (d)	Retirement (8) ($) (e)	Change in Control without Termination (9) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (10) ($) (g)
J. K. Willis
Cash severance	867,308	0	0	0	0	2,132,308
Accelerated SARs (1)	0	0	0	0	126,023	0
Restricted stock	0	0	0	0	1,508,394	0
LTIP (2)	859,636	859,636	0	859,636	1,500,244	4,025
Incentive compensation (3)	489,506	489,506	0	489,506	489,506	0
Welfare benefit	3,121	5,128,952	0	0	0	31,238
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	170,575

Total	$2,234,071	$6,478,094	$0	$1,349,142	$3,624,167	$2,352,646

P. J. Ganz
Cash severance	782,835	0	0	0	0	1,805,635
Accelerated SARs (1)	0	0	0	0	157,660	0
Restricted stock	0	0	0	0	1,077,036	0
LTIP (2)	846,587	846,587	0	846,587	1,212,169	10,364
Incentive compensation (3)	379,293	379,293	0	379,293	379,293	0
Welfare benefit	3,121	3,683,397	0	0	0	31,968
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$2,023,836	$4,909,277	$0	$1,225,880	$2,826,158	$1,859,967

L. Fernandez-Moreno
Cash severance	799,615	0	0	0	0	1,821,517
Accelerated SARs (1)	0	0	0	0	125,999	0
Restricted stock (13)	0	0	0	0	3,859,984	804,960
LTIP (2)	673,117	673,117	0	673,117	988,390	7,748
Incentive compensation (3)	287,484	287,484	0	287,484	287,484	0
Welfare benefit	3,097	3,347,812	0	0	0	31,753
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$1,775,314	$4,308,413	$0	$960,601	$5,261,857	$2,677,979

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (6) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (7) ($) (d)	Retirement (8) ($) (e)	Change in Control without Termination (9) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (10) ($) (g)
S. J. Mitchell
Cash severance	705,337	0	0	0	0	1,707,217
Accelerated SARs (1)(14)	33,883	0	0	0	120,852	0
Restricted stock (13)(14)	211,403	0	0	0	262,014	804,960
LTIP (2)	656,347	656,347	0	656,347	948,142	7,748
Incentive compensation (3)	485,816	485,816	0	485,816	485,816	0
Welfare benefit	10,403	0	0	0	0	32,284
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	418,254

Total	$2,115,189	$1,142,163	$0	$1,142,163	$1,816,824	$2,982,463

(1)

A change in control without termination results in unvested SARs becoming immediately vested for SARs granted under the 2011 Incentive Plan. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer. As discussed below and in footnote 11, grants of SARs for fiscal 2016 under the 2015 Incentive Plan after the July 15, 2015 amendment have been made using the Double-Trigger Award Agreements.

(2)

The LTIP amounts identified in all of the columns except for columns (f) and (g) are based on the actual results for the fiscal 2013-2015 performance period and pro-rata payments under the LTIP for the fiscal 2014-2016 and fiscal 2015-2017 performance periods at their respective targets (to the extent the named executive officer received a grant). If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target.

Pursuant to the 2011 Incentive Plan and the related award agreements, in the event of a change in control without termination as of September 30, 2015, as reported in column (f), the calculation would be based on the actual results for the fiscal 2013-2015 performance period. The fiscal 2014-2016 and fiscal 2015-2017 performance periods would be accelerated and payment would be made based on actual results up to the date of the change in control. For purposes of this table, column (f) is calculated based on achievement of target for the fiscal 2014-2016 and fiscal 2015-2017 performance periods.

Pursuant to the executive change in control agreements, the amount identified in column (g) of this table for each named executive officer represents the LTIP Performance Units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f).

As discussed below and in footnote 13, grants of performance units in fiscal 2016 to named executive officers were made pursuant to Double-Trigger Award Agreements under the 2015 Incentive Plan.

(3)

The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the fiscal 2015 annual incentive compensation based on actual results for the entire performance period. Upon a change in control, the performance period relating to any incentive award will be accelerated and payment will be made based upon achievement of the performance goals up to the date of the change in control. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual results for the fiscal year.

(4)

Section 280G of the Code applies if there is a change in control of Ashland, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals the average W-2 income for the five-calendar-year period immediately preceding the change in control. If Section 280G applies, then the named executive officer is subject to an excise tax, under Section 4999(a) of the Code, equal to 20% of the amount of the parachute payments in excess of the base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Ashland is denied a federal income tax deduction for the excess parachute payments. The amounts in the 280G Excise Tax Gross-Up row of columns (f) and (g) reflect a tax gross-up, if any, for the excise and related taxes, as required under the terms of the executive change in control agreements described below, which was effective on September 30, 2015. The calculations are based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 51%, (ii) a discount rate of 0.43%, and (iii) no amounts were allocated to the non-solicitation of non-competition covenants contained in the executive change in control agreements. See below for a discussion of the 2015 change in control agreements, which eliminate all legacy gross-up provisions in Ashland’s change in control agreements.

(5)

The present value of each applicable named executive officer’s retirement benefits as of September 30, 2015 (absent a change in control), is in the Pension Benefits table to this proxy statement. The account balances for each named executive officer as of September 30, 2015 in the Employees’ Deferral Plan are identified in the Non-Qualified Deferred Compensation table to this proxy statement.

A change in control results in an additional three years each of age and service being credited to the calculation of each named executive officer’s benefit under the SERP. The present value of this incremental additional benefit is identified in the Present Value of Retirement Benefits row of this table in column (f) for the applicable named executive officers. Mr. Mitchell gains a benefit from the additional age and service because he has less than the 20 years necessary for a full SERP benefit, therefore, the additional service credit brings him closer to a full SERP benefit. For Messrs. Mitchell and Willis, the change in control makes it possible that they will be eligible for immediate retirement in the event of termination without cause or for good reason, thereby eliminating any discount. The additional age and service does not apply to the calculation of the Pension Plan and Excess Plans benefits. Messrs. Wulfsohn, Ganz and Fernandez-Moreno are not eligible to participate in the Pension Plan, the Excess Plans or the SERP.

(6)

For purposes of column (c), it is assumed that the named executive officer incurred a disabling event and termination on September 30, 2015. For certain executives, the amounts in the Welfare Benefit row for column (c) represent the present value of the disability payments available under a supplemental Long Term Disability Plan for the incremental benefit above what would be payable under the generally available Long Term Disability Plan. No pre-retirement mortality assumption applies and the interest rate used is 8.01%. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation. The compensation covered by the plan is limited in 2015 to $10,000 per month. If the named executive officer died, his beneficiaries would receive the same accelerated vesting of the Performance Unit as the named executive officer would in the event of disability. The named executive officers also participate in a group variable universal life plan (GVUL) that is available to certain highly compensated employees. In the event of death, the executive receives the same benefits as identified with regard to disability in addition to the face amount of the policy plus their own invested amounts. For Messrs. Wulfsohn, Willis, Ganz, Fernandez-Moreno and Mitchell, respectively, the death benefits as of September 30, 2015 would be: $500,004; $2,169,071; $500,027; $500,017 and $500,124 respectively.

(7)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination.

(8)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(9)

Under the Employees’ Deferral Plan, in an event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control.

(10)

A termination after a change in control assumes a termination at September 30, 2015 and the change in control occurring at an earlier time. Therefore, column (f) would have already been received by the named executive officer.

(11)	Under Mr. Wulfsohn’s Inducement Award, if he is terminated for reasons other than cause, any unvested shares will be paid in cash in an amount equal to the value of the shares on the date of grant.

(12)

Because Mr. O’Brien retired effective January 1, 2015, the amounts in this table relating to him represent actual payments and pro-rata future LTIP payments at target as of September 30, 2015. Additional information on Mr. O’Brien’s payments is described under the Summary Compensation Table in this proxy statement. Additionally, see the Pension Benefits table in this proxy statement regarding his payments under the SERP, qualified Pension Plan and Excess Benefit Plan.

(13)

As described below, the P&C Committee approved Double-Trigger Award Agreements that can be used under the 2015 Incentive Plan and provide benefits upon a change in control and qualifying termination. In fiscal 2015, two restricted stock grants to Messrs. Fernandez-Moreno and Mitchell were made using the Double-Trigger Award Agreements.

(14)

Because Mr. Mitchell is retirement eligible, under the Severance Pay Plan he would be eligible for payroll continuation. As such, during the payroll continuation period, Mr. Mitchell’s SARs would continue to vest and any RS that would have vested during that time would be accelerated pursuant to authorization of the P&C Committee.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility, job discontinuance, or other termination at Ashland’s initiative for which

Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less than effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive must agree to a general release of liability which relates to the period of employment and the termination. In addition, the executive must agree to refrain from engaging in competitive activity against Ashland and refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business for a stated period of time following the termination. The executive must also agree not to disclose Ashland’s confidential information.

The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay. Payments will be made as payroll continuation in bi-weekly increments if the executive is retirement eligible (or would be at the end of the payroll continuation period). If the executive is not retirement eligible or paying the benefit as payroll continuation will not make the executive retirement eligible, the benefit is paid as a lump sum. Payment of such amounts may be subject to a six-month deferral in order to comply with Section 409A of the Code.

Any executive who receives payroll continuation may also remain in the medical, dental, vision, group life and pension plans for the executive’s benefit continuation period. The benefit continuation period in that case is two weeks for each completed year of service, with a maximum of 52 weeks. Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation of coverage at active employee rates for a period of three months and at full cost thereafter.

Executive Change in Control Agreements

The named executive officers and certain other executives have change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated after a change in control of Ashland. The agreements in effect as of September 30, 2015 are described below.

If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

For the Chief Executive Officer, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•

Full payment at target in cash of any Performance Unit awards granted under LTIP existing at the executive’s termination (less any amounts already paid under the LTIP because of the change in control);

•	Payment in cash of all prior existing incentive compensation not already paid and pro-rata payment of any incentive compensation for the fiscal year in which the executive terminates at target level;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding RS/RSUs, SARs and stock options.

As a condition to receiving the benefits and compensation payable under the agreement, each executive has agreed for a period of 24 months following the termination, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose confidential information. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendre for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

•	Adverse change in position, duties or responsibilities;

•	Reduction to base salary;

•	Relocation exceeding 50 miles;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland shareholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the shareholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 25% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two consecutive year period, unless two-thirds of the remaining Directors at the start of such two consecutive year period voted to approve such changes.

On October 5, 2015, the P&C Committee approved new executive change in control agreements for the named executive officers and other identified executive officers. The new change in control agreements clarify that the previously announced plan to separate Ashland into two independent, publicly traded companies will not constitute a change in control for purposes of the agreements. In addition, the new change in control agreements narrow the circumstances in which the executive will have “good reason” to resign and become entitled to receive severance following a change in control. Also, two of the prior change in control agreements entitled executives to a tax “gross-up” for excise taxes payable on certain payments made to the individual in connection with a change in control of Ashland. The new change in control agreements exclude all excise tax “gross-up” provisions and instead provide for a “best-after-tax” cutback. Except for the modifications described above, the new change in control agreements are substantially the same as the prior change in control agreements with each identified executive officer. As of November 30, 2015, all named executive officers and executive officers with prior change in control agreements have entered into the 2015 change in control agreement.

SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units

The following table summarizes what may happen to SARs, stock options, incentive compensation, RS/RSUs and Performance Units granted under LTIP upon termination from employment; death; disability or retirement; or in the event of a change in control under the 2011 Incentive Plan and the 2015 Incentive Plan, absent Double-Trigger Award Agreements.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control
SARs/Stock Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/stock options	May exercise vested SARs/stock options during the remainder of the exercise period	Immediately vest

Incentive Compensation	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminated prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement through the date of the change in control

Restricted Stock/Restricted Stock Units	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

Performance Units	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminated prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

*	P&C Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements. In addition, the award agreements and incentive plans provide for forfeiture and clawbacks in the event the participant breaches certain non-compete, non-solicitation and confidentiality (subject to whistleblower protections) covenants.

Double-Trigger Award Agreements under the 2015 Incentive Plan

On July 15, 2015, the Committee approved an Amended and Restated 2015 Ashland Inc. Incentive Plan, which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee also approved forms of the award agreements containing the double-trigger change in control provision. All awards granted to named executive officers under the 2015 Incentive Plan since this amendment have used the Double-Trigger Award Agreements.

In November 2015, the P&C Committee approved new form of award agreements that also exclude the plan to separate Ashland into two independent, publicly traded companies from the definition of “Change in Control.” Other than these changes, the Double-Trigger Agreements are substantially similar to the prior award agreements discussed above.

SERP, Excess Plans, Qualified Pension Plan and Employees’ Deferral Plan

For payments and benefits under the SERP, the Excess Plans and the qualified Pension Plan, except in the event of a change in control, see the Pension Benefits table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan, except in the event of a change in control, see the Non-Qualified Deferred Compensation table and the narrative thereunder in this proxy statement.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach of the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

After a Change in Control

The term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements.

The occurrence of a change in control under the SERP for the applicable named executive officers has the following consequences:

•	Accelerates vesting;

•	Nullifies the non-compete;

•	Distributes benefits upon a participant’s termination from employment without cause or resignation for good reason; and

•	Adds three years each to age and service computation.

For the qualified Pension Plan and the Excess Plans, no enhanced benefit results from a change in control. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005, will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution.

AUDIT COMMITTEE REPORT

The Audit Committee currently is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2015 meeting, the Board determined that all current Audit Committee members - Messrs. Cummins, Kirk, Manager, Rohr and Schaefer - are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. The Board also determined that each member of the Audit Committee is an audit committee financial expert as defined by SEC rules. A description of each committee member’s financial experience is contained in their biographies under Proposal One - Election of Directors for a One-Year Term.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to the integrity of the Company’s financial statements and financial reporting process, the integrity of the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications, independence and audit of the Company’s financial statements, the Company’s risk management policies and processes, the Company’s financial affairs, and legal and regulatory compliance requirements. During fiscal 2015, the Audit Committee met nine times, including teleconferences to discuss and review Ashland’s quarterly financial performance, associated news releases and quarterly reports on Form 10-Q.

The Company’s management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

Ernst & Young LLP (“EY”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2015 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. EY was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of EY by Ashland, the engagement was approved in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and EY the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting and EY’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed EY’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee received and reviewed EY’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

The Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In circumstances where the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval occurs, specific pre-approval of the additional services is required by the Audit Committee Chair prior to the engagement of the independent auditors for those services and must be subsequently approved by the Audit Committee at its next meeting. In fiscal 2015, approval was sought and granted to EY to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by EY is compatible with maintaining EY’s independence and has concluded that EY’s independence is not compromised by providing such services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC.

As a result of a request for proposal process undertaken by the Audit Committee on July 16, 2014, the Audit Committee appointed EY as Ashland’s independent registered public accounting firm for the fiscal year ending September 30, 2015, which was effective immediately following the Company’s filing of its Annual Report on Form 10-K for the year ended September 30, 2014.

On July 16, 2014, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as Ashland’s independent registered public accounting firm, which was effective upon the completion of its audit of Ashland’s consolidated financial statements and the filing of Ashland’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

During Ashland’s fiscal years ended September 30, 2013 and 2012, and subsequent interim period through July 16, 2014, neither Ashland nor anyone on its behalf has consulted with EY regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Ashland’s financial statements, and neither a written report nor oral advice was provided to Ashland that EY concluded was an important factor considered by Ashland in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). In deciding to select EY, the Audit Committee reviewed auditor independence, including existing commercial relationships with EY and concluded that EY has no commercial relationship with Ashland that would impair its independence.

PwC’s reports on Ashland’s consolidated financial statements for the two fiscal years ended September 30, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended September 30, 2014 and 2013, and in the subsequent interim period through November 24, 2014, there were no disagreements between Ashland and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the consolidated financial statements for such years.

During the two fiscal years ended September 30, 2014 and 2013, there was the following “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K). As disclosed in the Company’s Form 10-K for the fiscal year ended September 30, 2013 and the Form 10-Q for the quarter ended December 31, 2013, the Company determined that its internal controls over financial reporting were not effective as of the end of such periods due to the existence of a material weakness related to the valuation of inventory for the Elastomers division. As disclosed in the Form 10-Q for the quarter ended March 31, 2014, the Company concluded that the material weakness had been remediated after remediation measures had been tested and were found to be operating effectively during the first two fiscal quarters of 2014.

Other than as disclosed above, there were no reportable events during the fiscal years ended September 30, 2014 and 2013 and in the subsequent interim period through November 24, 2014. The Audit Committee discussed the subject matter of the reportable event with PwC. The Company authorized PwC to respond fully and without limitation to all requests of EY concerning all matters related to the audited periods by PwC, including with respect to the subject matter of the reportable event.

AUDIT COMMITTEE

George A. Schaefer, Jr., Chair

Brendan M. Cummins

Stephen F. Kirk

Vada O. Manager

Mark C. Rohr

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has recommended to the Board, and the Board has approved, the appointment of EY to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2016, subject to ratification by the shareholders at the Annual Meeting.

Fees (including out-of-pocket costs) paid to EY for fiscal year 2015 totaled $6,984,990 and those paid to Ashland’s previous auditor, PwC, totaled $13,660,000 for fiscal 2014. The following table presents fees for professional services rendered by EY and PwC for fiscal years 2015 and 2014, respectively.

	2015	2014
Audit Fees (1)	$6,336,000	$12,301,550
Audit-Related Fees (2)	2,000	62,000
Tax Fees (3)	646,990	1,293,750
All Other Fees (4)	0	2,700

(1)

Audit fees for fiscal 2015 and 2014 include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements) and agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm. Audit fees for fiscal 2014 also included fees related to (a) carve-out audits of stand-alone financial information of the Water Technologies and Elastomers businesses, (b) procedures related to financial reporting for the Water Technologies business including discontinued operations and other divestiture-related financial reporting, and (c) procedures related to other fiscal 2014 financial reporting matters including restructuring and share repurchase-related activities.

(2)

In fiscal 2015, audit-related fees included access to EY’s on-line accounting research tool. In fiscal 2014, audit-related fees included amounts paid for the agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm.

(3)	Tax fees include fees principally incurred for assistance with international tax planning and compliance.

(4)	These fees represent fees for access to PwC’s Comperio database information in fiscal 2014.

Representatives of EY will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

The shareholders are being asked to ratify the Audit Committee’s appointment of EY. The appointment of EY will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal. If the shareholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Ashland and its shareholders.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2016.

The Board of Directors recommends a vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2016.

PROPOSAL THREE - NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO ASHLAND’S NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the shareholders of Ashland are entitled to vote at the Annual Meeting upon a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2011, the Board of Directors approved a resolution providing that the executive compensation vote described in this Proposal Three shall be submitted to the shareholders annually.

Accordingly, the shareholders are being asked to vote upon, and the Board has approved, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland or the Board of Directors. Although the vote is non-binding, the P&C Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, short-term incentives and long-term incentives. The annual incentive payout is based on company-wide and/or business segment operating income, working capital efficiency and a safety modifier (if earned), and it is limited to 150% of the target opportunity. In addition, long-term incentive awards are composed of (i) SARs, which are designed to link executive compensation with increased shareholder value over time, (ii) Restricted Stock or RSUs and (iii) Performance Units under the LTIP, which are based on Ashland’s Return on Investment (ROI) relative to an internal goal and Total Shareholder Return (TSR) relative to its Performance Peer Group. Further indicative of the alignment between executive compensation and shareholder value is the mix of at-risk compensation for the Chief Executive Officer and the other named executive officers. Specifically, the target of Total Direct Compensation that is at-risk is 84% for the Chief Executive Officer and is 71% on average for the other named executive officers (excluding Mr. O’Brien).

Ashland also has several governance programs in place to align executive compensation with shareholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, an anti-hedging policy, an anti-pledging policy, use of tally sheets and a clawback policy.

Ashland delivered strong year-over-year earnings and margin growth despite significant headwinds in fiscal 2015. For the year, adjusted EBITDA grew 4 percent, to $1.1 billion, on sales of $5.4 billion, despite significant headwinds from foreign currency and divested/exited product lines. Meanwhile, adjusted EBITDA margin improved 320 basis points, to 20.8 percent. This increase was generated by operational improvements, cost savings from the global restructuring completed earlier in the year, and pricing discipline. All three of Ashland’s business units met or exceeded their adjusted EBITDA margin expectations for the year. Consistent with the commitment to return cash to shareholders, Ashland increased its dividend by nearly 15 percent and completed the previous $1.35 billion share repurchase authorization. In late September, Ashland announced a plan to separate into two independent, publicly traded companies. The new Ashland will be a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets. Valvoline will focus on building the world’s leading engine and automotive maintenance business by providing hands-on expertise to customers in each of its primary market channels. Each company will be a leader in its respective industry, with the capital structure, financial resources and capital allocation strategies to drive greater revenue and earnings growth.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Proposal Three shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Proposal Three.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at Ashland’s 2017 Annual Meeting.

The Board of Directors recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

MISCELLANEOUS

Proxy Solicitation Costs

Ashland is soliciting the proxies to which this proxy statement relates. All costs of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Shareholder Proposals for the 2017 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2017 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2017 Annual Meeting, shareholder proposals must be received by Ashland’s Secretary no later than August 12, 2016.

Ashland’s By-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice (as specified below) to the Secretary of Ashland not later than ninety days in advance of the annual meeting (provided that if the annual meeting of shareholders is held earlier than the last Thursday in January, such notice must be given within ten days after the first public disclosure of the date of the annual meeting) (such applicable notice deadline, the “By-law Notice Deadline”). The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•

A brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles or By-laws of Ashland, the language of the proposed amendment;

•	The name and address of the shareholder proposing such business;

•

A representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	Any material interest of the shareholder in such business; and

•	A representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chair of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedures described above or if the shareholder fails to comply with the representations set forth in the notice.

For any shareholder proposal that is not submitted for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8, but is instead sought to be considered as timely and presented directly at the 2017 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the By-law Notice Deadline, and Ashland advises shareholders in the 2017 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the By-law Notice Deadline.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

PETER J. GANZ

Senior Vice President, General Counsel

and Secretary, and Chief Compliance Officer

C/O CORPORATE ELECTION SERVICES P.O. BOX 1150 PITTSBURGH PA 15230

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 26, 2016 if you are a participant in the Ashland Inc. Employee Savings Plan, Ashland Inc. Union Employee Savings Plan, Ashland Inc. Leveraged Employee Stock Ownership Plan or the International Specialty Products Inc. 401(k) Plan, or by 6:00 a.m. on January 28, 2016 if you are a registered shareholder.

i    Proxy card must be signed and dated below. Please fold and detach card at perforation before mailing.    i

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 28, 2016.

The undersigned hereby appoints William A. Wulfsohn and Peter J. Ganz, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 28, 2016, and at any adjournment thereof.

Date:___________________________________

_______________________________________

_______________________________________
(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.    i

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1, 2 and 3. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1. Election of seven Directors (nominees 1a. – 1g.) to serve for a one-year term expiring in 2017, as set forth in the Proxy Statement.

Nominees:	1a. Brendan M. Cummins	❑ FOR	❑ AGAINST	❑ ABSTAIN
	1b. Roger W. Hale	❑ FOR	❑ AGAINST	❑ ABSTAIN
	1c. Vada O. Manager	❑ FOR	❑ AGAINST	❑ ABSTAIN
	1d. Mark C. Rohr	❑ FOR	❑ AGAINST	❑ ABSTAIN
	1e. George A. Schaefer, Jr.	❑ FOR	❑ AGAINST	❑ ABSTAIN
	1f. Janice J. Teal	❑ FOR	❑ AGAINST	❑ ABSTAIN
	1g. Michael J. Ward	❑ FOR	❑ AGAINST	❑ ABSTAIN

2. Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2016.

	❑ FOR	❑ AGAINST		❑ ABSTAIN

3.       A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

	❑ FOR	❑ AGAINST		❑ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)